Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of July 22, 2026 (the “Agreement Date”), by and between CID Holdco, Inc., a Delaware corporation (the “Company”), Alumni Capital LP, a Delaware limited partnership (the “Lead Investor”), and each purchaser identified on the Annex A hereto (each, including its successors and assigns, together with the Lead Investor, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D; and

WHEREAS, the Company desires to issue and sell to the Investors, and the Investors desires to purchase from the Company, the Securities of the Company and to consummate the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Contemplated Transactions” or the “Investment”) as more fully described in this Agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificates of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning given such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement Date” shall have the meaning given such term in the preamble.

“Alternative Sale Period” shall have the meaning given such term in Section 4.18(a).

“Asset Sale” shall have the meaning given such term in Section 4.18(a).

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Board Transition Date” shall have the meaning given such term in Section 4.15(a).

“Business Day” means any day other than Saturday, Sunday, any day which is a federal legal holiday in the United States or any other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York, New York are generally open for use by customers on such day.

[Certain information indicated by [***] has been excluded from this Exhibit 10.1 because it is not material.]

“Buy-In” shall have the meaning given such term in Section 4.1.

“Buy-In Price” shall have the meaning given such term in Section 4.1.

“Certificates of Designation” means the Certificate of Designation of the Series AA Preferred Stock, the Certificate of Designation of the Series AAA Preferred Stock, and the Certificate of Designation of the Series B Preferred Stock, each to be filed prior to the applicable Closing by the Company with the Secretary of State of Delaware, substantially in the forms attached hereto as Exhibit A, Exhibit B, and Exhibit C, respectively.

“Change of Control” means any of the following: (i) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Lead Investor or its Affiliates, becomes the beneficial owner of more than 50% of the total voting power of all then-outstanding securities of the Company entitled to vote generally in the election of directors; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, unless the Company’s stockholders immediately prior to such merger or consolidation hold more than 50% of the total voting power of the surviving entity; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets, other than an Asset Sale approved by the Special Committee.

“Charter Amendment” shall have the meaning given such term in Section 4.14(b).

“Closing” shall have the meaning given such term in Section 2.2(b).

“Closing Date” shall have the meaning given such term in Section 2.2(b).

“Closing Shares” means the aggregate shares of Series AA Preferred Stock, Series AAA Preferred Stock, and Series B Preferred Stock, if and to the extent issued pursuant to the terms of the applicable Certificate of Designation and the Transaction Documents.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contemplated Transactions” shall have the meaning given such term in the recitals.

“Conversion Price” shall have the meaning given such term in Section 4.7(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Closing Shares in accordance with the terms of the Certificates of Designation.

“Company” shall have the meaning given such term in the preamble.

“Company Counsel” means DLA Piper LLP (US).

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof.

“Environmental Laws” shall have the meaning given such term in Section 3.1(m).

“Employment Agreement” means the Employment Agreement, dated on or about the date hereof, in substantially the form attached hereto as Exhibit G, providing for the employment of the Executive by the Company on the terms and conditions set forth therein.

“Evaluation Date” shall have the meaning given such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extended Stockholder Approval Period” shall have the meaning given such term in Section 4.16.

“Executive” shall have the meaning given such term in Section 4.15(b).

“Expected Sale Date” shall have the meaning given such term in Section 4.17(a)(ii).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options, restricted stock units or other equity awards to employees, consultants, contractors, advisors, officers or directors of the Company pursuant to any stock, option or equity plan duly adopted for such purpose, (b) securities upon the exercise, exchange or conversion of any Securities issued hereunder, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock that are issued and outstanding on the Agreement Date (including upon any acceleration of vesting of such securities), shares of Common Stock that are issued pursuant to draws under the White Lion ELOC as permitted by Section 4.19, or such agreements as described on Schedule 1.1(a) hereto, provided that such securities have not been amended since the Agreement Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions, approved by a majority of the disinterested directors on the Board of Directors, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.18(b) herein, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) the issuance of shares of Common Stock to the Investors contemplated by this Agreement, or (e) the distribution or issuance of any rights, contingent or otherwise, in connection with the Shareholder Distribution.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning given such term in Section 3.1(h).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision.

“Hazardous Materials” shall have the meaning set forth in Section 3.1(m).

“Indebtedness” shall have the meaning set forth in Section 3.1(bb).

“Investor Initial Designee Letter Agreement” means that certain letter agreement, dated on or about the date hereof, by and between the Lead Investor and the Company.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.1(z).

“Investment” shall have the meaning given such term in the recitals.

“Investor” and “Investors” shall have the meaning set forth in the preamble.

“Investor Initial Designee” shall have the meaning set forth in Section 4.15(a).

“Investor Nominees” shall have the meaning set forth in Section 4.15(a).

“Investor Party” shall have the meaning set forth in Section 4.13.

“Investor Restricted Account Release Conditions” shall have the meaning given such term in Section 4.23(b)(iii).

“J.J. Astor Loan” means that certain Loan Agreement dated December 4, 2025, by and between the Company and J.J. Astor & Co., as amended, together with all related notes, security agreements, and ancillary documents, which was assigned to Phillips Equities & Trust, LLC or an affiliate in June 2026.

“Lead Investor” shall have the meaning set forth in the preamble.

“Legend Removal Date” shall have the meaning given such term in Section 4.1.

“Legend Removal Failure” shall have the meaning given such term in Section 4.1.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, or preemptive right.

“Material Adverse Effect” shall have the meaning given such term in Section 3.1(b).

“Material Permits” shall have the meaning given such term in Section 3.1(n).

“Money Laundering Laws” shall have the meaning given such term in Section 3.1(ll).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as options or warrants to purchase such equity securities, or securities of any type whatsoever that are convertible or exchangeable into or exercisable for such equity securities, other than (i) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its Subsidiaries, pursuant to any Company stock-based compensation plan or arrangement; (ii) any securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the Agreement Date or issued pursuant to this Agreement or are described on Schedule 1.1(b), provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Agreement Date or as provided in this Agreement; (iii) any securities issued by the Company as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity approved by the Board of Directors, (iv) any securities issued by the Company in connection with a transaction with an unaffiliated third party approved by the Board of Directors that includes a bona fide commercial relationship with the Company (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement with the Company) and (v) any securities issued by the Company to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors. For clarity, New Securities does not include securities issued pursuant to any Company at-the-market offering facility or equity line.

“Participation Period” shall have the meaning given such term in Section 4.17(a)(i).

“Participation Preliminary Notice” shall have the meaning given such term in Section 4.17(a)(ii).

“Participation Supplemental Notice” shall have the meaning given such term in Section 4.17(a)(ii).

“Permitted Lien” means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Liens of mechanics, warehousemen, carriers, workmen, repairmen or other similar Liens; (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by governmental authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (iv) non-exclusive licenses of intellectual property entered into in the ordinary course of business; (v) Liens described on Schedule 1.1(c) or that are granted in the ordinary course of business; and (vi) other Liens, if any, which individually or in the aggregate, do not materially impair the use or value of the property to which they relate.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Approved Issuance Authorization” means the stockholder approval obtained by the Company at its Annual Meeting of Stockholders held on May 12, 2026, pursuant to which the Company’s stockholders approved the potential issuance, prior to the implementation of the reverse stock split approved at such meeting, of up to 100,000,000 shares of Common Stock (or Common Stock Equivalents) in one or more non-public financing transactions within three (3) months of the date of such meeting, in an amount that may exceed 20% of the Company’s Common Stock outstanding, as more fully described in Proposal 6 of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 17, 2026.

“Preferred Stock” means the shares of the Series AA Preferred Stock, Series AAA Preferred Stock, and Series B Preferred Stock.

“Proceeding” means an action, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), that is commenced or, to the Company’s knowledge, threatened in writing, against the Company before or by any court, arbitrator, governmental, or administrative agency or regulatory authority.

“Public Information Failure” shall have the meaning given such term in Section 4.12.

“Public Information Failure Payments” shall have the meaning given such term in Section 4.12.

“Purchase Price” shall have the meaning given such term in Section 2.1(a).

“Registrable Securities” means the Conversion Shares issued or issuable upon conversion of the Preferred Stock, until such time as such securities have been sold pursuant to an effective Registration Statement or are eligible for resale under Rule 144 without volume or manner-of-sale limitations.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, in substantially the form attached hereto as Exhibit E, pursuant to which the Company will agree to provide certain registration rights in respect of the Registrable Securities under the Securities Act and applicable state securities laws.

“Registration Statement” means a registration statement on Form S-1 or Form S-3, as applicable, filed with the Commission providing for the resale by the Investors of all Registrable Securities.

“Registration Statement Restricted Account Release Condition” shall have the meaning given such term in Section 4.23(b)(i).

“Regulation D” means Regulation D promulgated under the Securities Act.

“Required Approvals” shall have the meaning given such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock issuable or potentially issuable in the future pursuant to the Transaction Documents, including through the conversion of the Closing Shares determined based on the then applicable Conversion Price.

“Restricted Account” means that segregated bank account established pursuant to the Restricted Account Agreement, held at Fieldpoint Private Bank & Trust (or such other financial institution as agreed upon from time to time by the Lead Investor and the Company).

“Restricted Account Agreement” means the Restricted Account Control Agreement, dated on or about the date of the Series B Closing, among the Company, the Lead Investor, and Fieldpoint Private Bank & Trust (or such other financial institution as agreed upon from time to time by the Lead Investor and the Company), in a form reasonably acceptable to the Lead Investor and the Company.

“Restricted Account Company Call Right” shall have the meaning given such term in Section 4.23(e).

“Restricted Account Release Conditions” means, as applicable, the Registration Statement Restricted Account Release Condition, the Stockholder Approval Restricted Account Release Conditions and the Investor Restricted Account Release Conditions.

“Restricted Account Trigger Event” shall have the meaning given such term in Section 4.23(d).

“Rule 144” means Rule 144 promulgated under the Securities Act, or a successor rule thereof.

“Shareholder Distribution” shall have the meaning given such term in Section 4.22.

“Securities” means the Closing Shares and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Rights” shall have the meaning given such term in Section 2.4(a)(vii).

“Securities Purchase Rights Transfer Right” shall have the meaning given such term in Section 2.4(a)(vii).

“SEC Reports” shall have the meaning given such term in Section 3.1(h).

“Series AA Closing” shall have the meaning given such term in Section 2.2(a).

“Series AA Closing Date” shall have the meaning given such term in Section 2.2(a).

“Series AA Preferred Stock” means Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company, issuable to the Investors pursuant to this Agreement on the terms set forth in the Certificate of Designation of the Series AA Preferred Stock, having the rights, preferences and privileges therein, in substantially the form set forth in Exhibit A.

“Series AA Purchase Price” shall have the meaning given such term in Section 2.1(a).

“Series AA Shares” shall have the meaning given such term in Section 2.1(a).

“Series AAA Preferred Stock” means Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company, issuable to the Investors pursuant to this Agreement on the terms set forth in the Certificate of Designation of the Series AAA Preferred Stock, having the rights, preferences and privileges therein, in substantially the form set forth in Exhibit B.

“Series AAA Shares” means 800,000 shares of Series AAA Preferred Stock (such number of shares are subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Agreement Date).

“Series B Closing” shall have the meaning given such term in Section 2.2(b).

“Series B Closing Date” shall have the meaning given such term in Section 2.2(b).

“Series B Preferred Stock” means Series B Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company, issuable to the Investors pursuant to this Agreement on the terms set forth in the Certificate of Designation of the Series B Preferred Stock, having the rights, preferences and privileges therein, including the right to convert such shares into shares of Series AAA Preferred Stock, in substantially the form set forth in Exhibit C.

“Series B Purchase Price” shall have the meaning given such term in Section 2.1(a).

“Series B Shares” shall have the meaning given such term in Section 2.1(a).

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Special Committee” means a special committee of independent directors established by the Board of Directors in connection with the Special Committee Matters.

“Special Committee Matters” means (i) establishing, approving, modifying, monitoring and directing the process and procedures related to the review and evaluation of the Asset Sale, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (ii) soliciting, for informational purposes, expressions of interest or other proposals for a transaction similar to the Asset Sale to the extent the Special Committee deems appropriate, (iii) responding, or declining to respond, to any communications, inquiries or proposals regarding the Asset Sale, (iv) reviewing, evaluating, investigating, pursuing, negotiating and approving the terms and conditions of the Asset Sale, including any definitive agreements governing the Asset Sale, (v) determining on behalf of the Board of Directors and the Company whether the Asset Sale is advisable and is fair to, and in the best interests of, the Company and its stockholders, (vi) determining whether to approve and consummate or reject the Asset Sale, in its entirety or in part, (vii) reviewing, analyzing, evaluating and monitoring all proceedings and activities of the Company related to the Asset Sale, (viii) determining if any director, stockholder, member of management, or member of the Special Committee is actually conflicted with respect to the Asset Sale, and if so, to implement appropriate additional procedures or restrictions to manage that conflict, including the exclusive power and authority to remove any such member from the Special Committee that it determines not to be disinterested with respect to the Asset Sale, (ix) investigating the Company, the potential buyers, the Asset Sale and such other matters related thereto as it deems necessary, appropriate or advisable, (x) authorizing the issuance of press releases and other public statements as the Special Committee considers necessary, appropriate or advisable regarding the Asset Sale, (xi) providing the appropriate officers of the Company with the necessary authority to proceed with the Asset Sale on the terms approved by the Special Committee, (xii) authorizing the execution and delivery of any documents, certificates, instructions and agreements necessary, appropriate or advisable in connection with the consummation of the Asset Sale on behalf of the Company and any of its Subsidiaries, (xiii) reviewing, analyzing, evaluating and recommending any special distribution pursuant to Section 4.22, (xiv) reviewing, analyzing and overseeing any indemnification claim pursuant to Section 4.13, and (xv) taking such other actions as the Special Committee may deem to be necessary, appropriate or advisable for the Special Committee to discharge its duties.

“Special Committee Term” shall have the meaning given such term in Section 4.18(a).

“Standard Settlement Period” shall have the meaning given such term in Section 4.1.

“Stockholder Approval” means (i) all such approvals as may be required by the applicable rules and regulations of the Trading Market, or under applicable law, from the stockholders of the Company with respect to the issuance of shares of Preferred Stock or the conversion thereof as provided in the applicable Certificates of Designation, (ii) so long as is permitted or otherwise complies with the listing or maintenance requirements of the Trading Market, approval from the stockholders of the Company of a reverse stock split in the range of 1 for 2 to 1 for 250, (iii) the election of the Investor Nominees, (iv) if a definitive agreement has been signed reasonably prior to the date of the preliminary proxy statement, the Asset Sale, and (v) any other proposals which the Investors may reasonably request for the consideration as approved for submission for stockholder approval by the Board of Directors.

“Stockholder Approval Restricted Account Release Condition” shall have the meaning given such term in Section 4.23(b)(ii).

“Stockholder Meeting Deadline” shall have the meaning given such term in Section 4.16.

“Stockholders Meeting” means the meeting of the stockholders of the Company in which Stockholder Approval is voted on as set forth in a proxy statement prepared by the Company and distributed to its stockholders, which shall be subject to input from the Investors to confirm their rights and the Company’s obligations under this Agreement.

“Subsidiary” means any direct or indirect subsidiary of the Company, including SEE ID, Inc. (Nevada), ShoulderUp Technology Acquisition Corp. (Delaware), and DotWorks, Inc. (Puerto Rico).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets (or any successors to any of the foregoing).

“Trading Market Approval” shall have the meaning given such term in Section 2.4(a)(xi).

“Trigger Event Designees” shall have the meaning given such term in Section 4.23(d).

“Transfer Agent Letter” shall have the meaning given such term in Section 2.4(a)(vi).

“Transaction Documents” means this Agreement, the Certificates of Designation, the Registration Rights Agreement, the Investor Initial Designee Letter Agreement, the Voting Agreement, the Restricted Account Agreement, all exhibits and schedules thereto and hereto, and any other documents or agreements executed by all or any of the parties hereto in connection with the Contemplated Transactions.

“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other transfer agent as the Company may appoint from time to time.

“Voting Agreement” means that certain Voting Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which such stockholders agree to vote in favor of the Stockholder Approval proposals at the Stockholders Meeting.

“White Lion” means White Lion Capital, LLC, a Nevada limited liability company.

“White Lion ELOC” means that certain equity line of credit with White Lion pursuant to that certain Common Stock Purchase Agreement, dated April 17, 2026, between the Company and White Lion.

ARTICLE 2.
PURCHASE AND SALE

2.1 Purchase and Sale of the Closing Shares.

(a) Upon the terms and subject to the conditions set forth herein, the Company shall issue and sell to each Investor, and each Investor severally, but not jointly, shall purchase from the Company, in the amounts set forth opposite such Investor’s name in Annex A, for an aggregate purchase price of $6,000,000:

(i) 400,000 shares of Series AA Preferred Stock (the “Series AA Shares”) at a price per share of $5.00 (such number of shares and the price per share are subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Agreement Date) (the resulting amount, the “Series AA Purchase Price”); and

(iv) 800,000 shares of Series B Preferred Stock (the “Series B Shares”) at a price per share of $5.00 (such number of shares and the price per share are subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Agreement Date) (the resulting amount, the “Series B Purchase Price” shares and together with the Series AA Purchase Price, the “Purchase Price”).

2.2 Closing.

(a) The date and time of closing on the Series AA Shares shall be 10:00 a.m., New York City time, on the next Trading Day or such other date mutually agreed to by the Company and the Lead Investor after notification of satisfaction (or waiver) of the conditions to the Series AA Closing set forth in Section 2.5, remotely by electronic transfer of the applicable Closing documentation (the “Series AA Closing” and the date thereof, the “Series AA Closing Date”).

(b) The date and time of closing on the Series B Shares shall be 10:00 a.m., New York City time, on the next Trading Day or such other date mutually agreed to by the Company and the Lead Investor after notification of satisfaction (or waiver) of the conditions to the Series B Closing set forth in Section 2.5, remotely by electronic transfer of the applicable Closing documentation (the “Series B Closing” and the date thereof, the “Series B Closing Date”; the Series B Closing together with the Series AA Closing, the “Closings” and each, a “Closing”; the Series B Closing Date together with the Series AA Closing Date, each, a “Closing Date”).

2.3 Payment of the Purchase Price; Issuance of Shares.

(a) On the Series AA Closing Date, the Investors shall pay to the Company $2,000,000 for the Series AA Shares in satisfaction of the aggregate Series AA Purchase Price and the Company shall issue, or cause to be issued, to the Investors the Series AA Shares as set forth on Annex A.

(b) On the Series B Closing Date, the Investors shall pay to the Company $4,000,000 for the Series B Shares in satisfaction of the aggregate Series B Purchase Price and the Company shall issue, or cause to be issued, to the Investors the Series B Shares as set forth on Annex A.

2.4 Deliverables.

(a) Company Deliverables. On or prior to the applicable Closing Date as set forth below, the Company shall deliver or cause to be delivered to the Investors the following:

(i) on the date hereof, this Agreement duly executed by the Company;

(ii) not later than the Series AA Closing, evidence that White Lion has consented or otherwise agreed to the restrictions set forth in Section 4.19 with respect to draws made under the White Lion ELOC;

(iii) as of each Closing, a legal opinion of Company Counsel as to matters concerning the Closing Shares to be issued at such Closing, substantially in form and substance reasonably satisfactory to the Lead Investor;

(iv) as of each Closing, a certificate evidencing the formation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) days of the Closing Date;

(v) (A) as of each Closing, a certificate, in the form reasonably acceptable to the Lead Investor, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company and dated as of the applicable Closing Date, (1) confirming the satisfaction of the closing conditions set forth in Section 2.5(b), and (2) other than the Series AA Closing, that there have been no amendments nor any rescission of the resolutions of the Board of Directors, or a committee thereof, and the certificate of incorporation and bylaws of the Company, as previously certified to the Lead Investor, other than the filing of the Certificates of Designation in accordance with this Agreement, and (B) as of the Series AA Closing, a certificate, in the form reasonably acceptable to the Lead Investor, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company and dated as of the date of the Series AA Closing, (1) a copy of resolutions of the Board of Directors, or a committee thereof as applicable, substantially in form and substance reasonably satisfactory to the Lead Investor, authorizing the Company’s execution, delivery, and performance of this Agreement, including, inter alia, the authorization and issuance of the Securities, as well as the authorization of the right for the Investors to assign and transfer the Securities and its rights to acquire the Securities to be purchased by the Investors pursuant to this Agreement (the “Securities Purchase Rights”), including by way of option for the Investors to sell and/or a transferee thereof to purchase, the Securities Purchase Rights (the “Securities Purchase Rights Transfer Right”), in each case subject to each Investor’s compliance with Section 5.6 and to the extent permitted by applicable law, and the other Transaction Documents, (2) the certificate of incorporation of the Company, and (3) the bylaws of the Company;

(vi) as of each Closing, a copy of the irrevocable instructions delivered by the Company to the Transfer Agent, in the form provided by the Company’s transfer agent and in substance reasonably satisfactory to the Lead Investor, instructing the Transfer Agent to issue the applicable Closing Shares in book-entry form in the name of the Investors and to comply with the terms of the applicable Certificate of Designation and this Agreement with respect to the issuance of Conversion Shares upon conversion thereof (the “Transfer Agent Letter”);

(vii) as of each Closing, evidence that the Company has made or obtained the notice, non-objection and/or application(s) to its applicable Trading Market for the issuance and sale of the Securities and the listing of the Conversion Shares for trading thereon in the time and manner required thereby (the “Trading Market Approval”);

(viii) not later than the (A) Series AA Closing, an as-filed Certificate of Designation for the Series AA Preferred Stock, and (B) Series B Closing, an as-filed Certificate of Designation for each of the Series B Preferred Stock and the Series AAA Preferred Stock;

(ix) as of the (A) Series AA Closing, a book-entry statement or share certificate evidencing issuance of the Series AA Shares, and (B) Series B Closing, a book-entry statement or share certificate evidencing issuance of the Series B Shares;

(x) as of the Series AA Closing, the Registration Rights Agreement duly executed by the Company;

(xi) as of the Series AA Closing, the Employment Agreement duly executed by the Company;

(xii) as of the Series AA Closing, the Voting Agreement duly executed by the Company; and

(xiii) as of the Series B Closing, the Restricted Account Agreement duly executed by the Company and Fieldpoint Private Bank & Trust (or such other financial institution as agreed upon from time to time by the Lead Investor and the Company), and a statement or certificate evidencing that the Restricted Account has been established and is operational.

(b) Investor Deliverables. On or prior to the applicable Closing Date as set forth below, each Investor shall deliver or cause to be delivered to the Company the following:

(i) on the date hereof, this Agreement duly executed by such Investor;

(ii) on the Series AA Closing Date, the Registration Rights Agreement duly executed by such Investor;

(iii) on the Series AA Closing Date, the Employment Agreement duly executed by the Executive; and

(iv) on or prior to the (i) Series AA Closing Date, such Investor’s share of (A) the Series AA Purchase Price, by wire transfer to the account specified in writing by the Company, and (B) solely with respect to the Lead Investor, the Investor Initial Designee Letter Agreement; and (ii) Series B Closing Date, such Investor’s share of the Series B Purchase Price, by wire transfer to the Restricted Account.

2.5 Closing Conditions.

(a) Company Closing Conditions. The obligations of the Company hereunder in connection with the applicable Closing are subject to the following conditions being met, any one or more of which may be waived by the Company in writing:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made and on each Closing Date of the representations and warranties of each Investor contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of such date);

(ii) all obligations, covenants and agreements of each Investor required to be performed at or prior to the applicable Closing Date shall have been performed in all material respects or waived;

(iii) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby; and

(v) the delivery by each Investor of the items set forth in Section 2.4(b).

(b) Investor Closing Conditions. The several obligations of each Investor hereunder in connection with the applicable Closing are subject to the following conditions being met, any one or more of which may be waived by such Investor in writing:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on each Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed in all material respects or waived;

(iii) the delivery by the Company of the items set forth in Section 2.4(a);

(iv) there shall have been no Material Adverse Effect with respect to the Company and each of the Subsidiaries since the date hereof;

(v) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby;

(vi) trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited;

(vii) with respect to the Series AA Closing, the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, and a filed copy shall have been delivered to the Lead Investor;

(viii) with respect to each Closing, the Company shall have delivered to the Lead Investor the Transfer Agent Letter, in the form provided by the Company’s transfer agent and in substance reasonably satisfactory to the Investor, confirming that the Transfer Agent has received irrevocable instructions from the Company to issue the applicable Closing Shares and to process conversions of the Closing Shares into Conversion Shares in accordance with the applicable Certificate of Designation;

(ix) with respect to the Series AA Closing, a copy of the applicable Trading Market Approval, if any, shall have been delivered to the Lead Investor;

(x) with respect to the Series B Closing, the Restricted Account Agreement shall have been executed and delivered by all parties thereto and the Restricted Account shall have been established; and

(xi) no stop order, suspension of trading, or, other than as disclosed in the SEC Reports, delisting or threatened delisting notice shall have been issued or, to the knowledge of the Company, threatened in writing by the Trading Market with respect to the Common Stock.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports as filed prior to the applicable Closing Date and the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Investor as of each Closing (unless such representation is made as of a specific date therein, in which case, such representation shall be accurate as of that specific date):

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth in the SEC Reports. Except for any Subsidiary organized or formed outside the United States as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of the operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform or consummate in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”); provided, that none of the following, alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) a change, effect, development or circumstance to the extent arising or resulting from a change in the market price or trading volume of the Common Stock, (B) general conditions applicable to the economy of the United States or foreign economies in general, including changes in interest rates and tariffs, (C) any act of God, natural disaster or extreme weather conditions or any epidemics, pandemics, disease outbreaks, or other public health emergencies, (D) acts of terrorism or war (whether or not declared) occurring prior to, on or after the Agreement Date, (E) conditions generally affecting the industry in which the Company operates, (F) any changes in applicable laws or accounting rules (including GAAP) occurring after the date hereof, (G) the public announcement, pendency or performance of the Contemplated Transactions, or (H) the Asset Sale or any adverse effect on the results of the operations, assets, business, prospects or condition (financial or otherwise) of the business of the Company and the Subsidiaries included in the Asset Sale; provided, further, that with respect to clauses (A), (B), (E) and (F), such events, changes, effects, developments or circumstances shall be considered in determining whether a Material Adverse Effect has occurred to the extent they have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the same industry. As of the Agreement Date, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Subject to receipt of the Required Approvals, the Company has the requisite corporate power and authority to enter into and to perform its obligations under, and consummate the transactions contemplated by, this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the performance by it of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith, other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which the Company is a party has been (or upon delivery at the applicable Closing will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, or (ii) subject to receipt of the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to receipt of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.4 or consents described on Schedule 3.1(e), (ii) that are expressly contemplated by the Transaction Documents (including Registration Rights Agreement), (iii) any applicable Trading Market Approval, (iv) the Stockholder Approval, (v) filing with the Commission of the preliminary and definitive proxy statement filings on Schedule 14A, a notice of exempt offering of securities on Form D and any other filings under federal or state securities laws, and (vi) filing with the Secretary of State of the State of Delaware, the Certificates of Designation, the filing of the Charter Amendment, if needed, filings required by the Trading Market, filings expressly required pursuant to this Agreement and filings as have been already obtained (the items set forth in the foregoing clauses (iii) and (iv), together, the “Required Approvals”).

(f) Issuance of the Securities. The Closing Shares at the time of issuance shall be duly designated (as applicable), authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable, free and clear of any Lien imposed by the Company (other than those arising under this Agreement or the Transaction Documents, under applicable securities Laws or the Company’s organizational documents). The Conversion Shares upon issuance in accordance with the terms of the Closing Shares will be duly and validly issued, fully paid, and nonassessable, free and clear of any Lien imposed by the Company (other than those arising under this Agreement or the Transaction Documents, applicable securities Laws or the Company’s organizational documents). The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for conversion of the Closing Shares into the Conversion Shares on the Agreement Date, subject to the Required Approvals.

(g) Capitalization. As of the Agreement Date, the Company is authorized to issue a maximum of 300,000,0000 shares of Common Stock, of which 1,962,604 shares of Common Stock are issued and outstanding, including the shares of Common Stock set forth on Schedule 3.1(g) that are owned beneficially, and of record, by Affiliates of the Company. The Company has not issued any securities since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act or pursuant to the White Lion ELOC as permitted by Section 4.19. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any subsidiary, other than compensation arrangements to issue shares of Common Stock or Common Stock Equivalents under the Company’s stock option plans to directors, officers, employees or contractors. Subject to receipt of the Required Approvals, the issuance and sale of the Securities will not obligate the Company or any subsidiary to issue shares of Common Stock or other securities to any Person (other than the Investors). There are no outstanding securities or instruments of the Company or any subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any subsidiary. There are no outstanding securities or instruments of the Company or any subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to redeem a security of the Company or such subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than the Required Approvals, no further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. Other than this Agreement and the Registration Rights Agreement or as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the Agreement Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except as set forth on Schedule 3.1(h). As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company does not have pending before the Commission any request for confidential treatment of information. Prior to the closing of the Company’s business combination with ShoulderUp Technology Acquisition Corp. on June 18, 2025, the Company was subject to Rule 144(i)(1) under the Securities Act and deemed by the Commission to be a “shell company” for purposes of the Exchange Act. As of the Agreement Date, the Company is not a “shell company” (as defined in Rule 12b-2 promulgated under the Exchange Act). The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest financial statements included within the SEC Reports, except as disclosed in the SEC Reports, on Schedule 3.1(i), or as otherwise provided in or contemplated by this Agreement and the other Transaction Documents, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting in any material respect, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(j) Litigation. Except as disclosed in the SEC Reports or on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. Except as disclosed in the SEC Reports or on Schedule 3.1(k), no labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters that have or would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any credit facility, indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority that existing as of the Agreement Date, or (iii) to the Company’s knowledge is in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case of clause (i), (ii) and (iii) as would not have or reasonably be expected to result in a Material Adverse Effect.

(m) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where in each of clause (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Company and the Subsidiaries have good and valid title in fee simple to all real property owned by them and good and valid title in all personal property owned by them that is material to the remaining business of the Company and the Subsidiaries as currently contemplated to be conducted following the Asset Sale, in each case free and clear of all Liens, except for (i) any Permitted Liens, (ii) as set forth on Schedule 3.1(o), (iii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties and (iv) Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a material increase in cost.

(q) Offering Exemption; Bad Actors. Subject to the accuracy of the representations of each Investor set forth in this Agreement, the offer, sale and issuance of the Securities to be issued to such Investor in conformity with the terms of this Agreement constitute transactions which at the time of issuance shall be exempt from the registration requirements of the Securities Act and from all applicable U.S. state registration or qualification requirements. Subject to the receipt of the Required Approvals, and assuming the accuracy of each Investor’s representations and warranties set forth in Section 3.2, the issuance and sale of the Securities to the Investors hereunder will not contravene the rules and regulations of the Trading Market. Neither the Company nor any predecessor of the Company, any affiliated issuer, any director, executive officer, other officer participating in the offering, beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any promoter connected with the Company in any capacity at the time of sale, nor any person compensated for soliciting purchasers in connection with the offering of the Securities (nor any director, executive officer or other officer participating in the offering of any such solicitor, or any general partner or managing member of such solicitor), is subject to any of the disqualifying events described in Rule 506(d)(1) under the Securities Act (each, a “Disqualification Event”), except for any event that is covered by Rule 506(d)(2) or (3).

(r) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or Schedule 3.1(r) or as contemplated by this Agreement or the Transaction Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s) Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and will be as of the Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluation as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(t) Certain Fees. Except as set forth in the SEC Reports or Schedule 3.1(t), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents, except as expressly contemplated by this Agreement or the Transaction Documents.

(u) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v) Registration Rights. Except as set forth in the SEC Reports and in the Registration Rights Agreement or on Schedule 3.1(v), no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(w) Private Placement. Assuming the accuracy of each Investor’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investors as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market (including, subject to the Company obtaining the Stockholder Approval, the issuance of any Registrable Securities).

(x) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(y) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investor’s and the Company’s fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(z) Intellectual Property. Except as set forth in the SEC Reports or on Schedule 3.1(z), the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their businesses as contemplated to be conducted following the Asset Sale and where the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement except where such expiration, termination or abandonment would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no material existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) No Integrated Offering. Assuming the accuracy of each Investor’s representations and warranties set forth in Section 3.2 and except for the Company securities to be issued as provided in the Transaction Documents and as part of the Contemplated Transactions, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(bb) Indebtedness. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date, other than as set forth on Schedule 3.1(bb). The SEC Reports set forth as of the date thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, subject to permitted extensions, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company, and (iii) has set aside on its books in accordance with GAAP provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any amount that would result in a Material Adverse Effect claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary prior to the Agreement Date, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in material violation of law, or (iv) violated in any material respect any provision of FCPA.

(ee) Accountants. Carr, Riggs & Ingram, L.L.C. is the Company’s independent registered public accounting firm. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 includes an audit report of Carr, Riggs & Ingram, L.L.C. with respect to the Company’s consolidated financial statements for the year ended December 31, 2025 and an audit report of Berkowitz Pollack Brant Advisors + CPAs with respect to the predecessor financial statements of SEE ID, Inc. for the year ended December 31, 2024. Each such accounting firm was, at the time it issued its respective audit report, an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (United States), as required by the Exchange Act.

(ff) Regulation M Compliance. Except as set forth on Schedule 3.1(ff), the Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities; or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(gg) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Investors and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act and/or “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act.

(hh) Acknowledgment Regarding Investors’ Purchase of Securities. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Investor’s purchase of the Securities. The Company further represents to each Investor that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ii) Stock Option Plans. Each stock option granted by the Company under the Company’s equity incentive plans was granted (i) in accordance with the terms of the Company’s equity incentive plans and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s equity incentive plans has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its financial results or prospects.

(jj) Disclosure. All of the disclosure furnished by or on behalf of the Company to the Investor, including the Disclosure Schedules to this Agreement, regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby is, taken as a whole, true and correct in all material respects as of the date made and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that such disclosure furnished by or on behalf of the Company to the Investor includes the SEC Reports). The press releases disseminated by the Company and furnished or filed in the SEC Reports during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading (it being recognized that any forward-looking statements therein or financial projections or forecasts are not to be viewed as facts and that the actual results covered thereby may differ from the forward-looking information or projected or forecasted results). The Company acknowledges and agrees that the Investor does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(kk) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary serving prior to or as of the Agreement Date is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(ll) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened in writing.

(mm) Cybersecurity; Data Privacy. The Company and each of its Subsidiaries have implemented and maintain commercially reasonable policies, procedures and safeguards designed to protect the confidentiality, integrity, availability and security of their respective information technology systems and data. The Company and each of its Subsidiaries are, and have been, in material compliance with all applicable laws relating to cybersecurity, data privacy, data security and the collection, storage, use, processing and transfer of personal information. Neither the Company nor any of its Subsidiaries has experienced any material cybersecurity incident, including any material security breach, ransomware attack, unauthorized access to, or compromise of, any of its information technology systems or data, that required notification to any governmental authority or affected individuals under applicable law or disclosure under the Securities Act, the Exchange Act or the rules and regulations of the SEC, including pursuant to Item 1.05 of Form 8-K, and that has not been so notified or disclosed. The Company has not received any written notice from any governmental authority alleging any material violation of applicable cybersecurity or data privacy laws that remains unresolved. To the Company’s knowledge, there are no pending or threatened claims, investigations or proceedings by any governmental authority relating to any material cybersecurity incident or any material violation of applicable cybersecurity or data privacy laws.

3.2 Representations and Warranties of the Investors. Each Investor, for itself and for no other Investor, hereby represents and warrants as of the date of each Closing (unless such a representation is made as of a specific date therein, in which case, such representation shall be accurate as of that specific date):

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b) No Public Sale or Distribution. Such Investor is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, except as otherwise set forth in the Transaction Documents, such Investor does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act. Such Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities in violation of applicable securities laws.

(c) Accredited Investor Status; Bad Actors. Such Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. To the extent that such Investor is, or will be after a Closing, any person listed in the first paragraph of Rule 506(d)(1) of the Securities Act with respect to the Company as an “issuer,” such Investor has no “bad actor” Disqualification Event, except for a Disqualification Event as to which Rule 506(d)(2) or (d)(3) of the Securities Act is applicable.

(d) Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of such Investor set forth herein to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

(e) Information. Such Investor and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Investor. Such Investor and its advisors, if any, have reviewed the Company’s SEC Reports and have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend, or affect such Investor’s right to rely on the Company’s representations and warranties contained herein. Such Investor understands that its investment in the Securities involves a high degree of risk. Such Investor has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f) No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) Transfer or Resale. Such Investor understands, that except as provided in the Transaction Documents, including the Registration Rights Agreement, (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned, or transferred unless (A) subsequently registered thereunder, (B) such Investor shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company and its transfer agent, to the effect that the Securities to be sold, assigned, or transferred may be sold, assigned, or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that the Securities can be sold, assigned, or transferred pursuant to an exemption available under the Securities Act, (ii) for so long as Rule 144 is not available, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) will require compliance with some other exemption under the Securities Act or the rules and regulations promulgated thereunder, and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing and without releasing such Investor from compliance with, or limiting the obligations of such Investor to comply with, the terms and conditions of the Transaction Documents, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale, or assignment of the Securities hereunder, and such Investor effecting a pledge of Securities shall not be required to provide the Company with any notice thereof; provided, however, that the Company shall have no obligation to provide any assistance in connection therewith nor shall the Company have any liability or be responsible for any fees, costs or expenses in respect thereof and shall be indemnified and held harmless in full by such Investor in respect of all losses, liabilities, damages, costs or expenses arising out or relating to such pledge, transfer or security interest.

(h) Validity; Enforcement. This Agreement has been duly and validly authorized, executed, and delivered on behalf of such Investor and shall constitute the legal, valid, and binding obligations of such Investor enforceable against such Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts. The execution, delivery, and performance by such Investor of this Agreement and the performance by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement, indenture, or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect each Investor’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the Contemplated Transactions.

ARTICLE 4.
OTHER AGREEMENTS OF THE PARTIES

4.1 Restrictive Legends. Certificates evidencing the Preferred Stock and Registrable Securities shall not contain any legend (including the legend set forth in this Section 4.1), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if eligible for resale under Rule 144, following any sale of such Preferred Stock or Registrable Securities pursuant to Rule 144, (iii) if such Preferred Stock or Registrable Securities are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Preferred Stock and Registrable Securities and without volume or manner-of-sale restrictions and the Company is then in compliance with Rule 144(i), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided that in each of the foregoing cases the requesting Investor (or any permitted transferee or assignee of such Investor) provides the Company, the Transfer Agent and Company’s Counsel such representation letters of such Investor and/or its broker as reasonably requested by them. In furtherance of the foregoing, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the effective date if required by the Transfer Agent to effect the removal of the legend hereunder, or if reasonably requested by an Investor (or any permitted transferee or assignee of such Investor), respectively, in each case, subject to such Investor (or any permitted transferee or assignee of such Investor) providing the Company, the Transfer Agent and the Company’s Counsel such representation letters of such Investor and/or its broker as reasonably requested by them in support of the opinion. If all or any portion of the Preferred Stock is converted at a time when there is an effective registration statement to cover the resale of the Conversion Shares, or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Conversion Shares shall be issued free of all legends in each case, subject to the converting Investor providing the Company, the Transfer Agent and the Company’s Counsel such representation letters of such Investor and/or its broker as reasonably requested by them in support of the opinion. The Company agrees that following the effective date or at such time as such legend is no longer required under this Section 4.1, it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the delivery by an Investor to the Company or the Transfer Agent of a certificate representing Preferred Stock or Registrable Securities, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such shares that is free from all restrictive and other legends, subject to such Investor providing the Company, the Transfer Agent and the Company’s counsel such representation letters of such Investor and/or its broker as reasonably requested by them; provided, however, that the Company is then in compliance with Rule 144(i). The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the applicable Investor by crediting the account of such Investor’s prime broker with the Depository Trust Company System as directed by such Investor (or any permitted transferee or assignee of such Investor). As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Preferred Stock or Registrable Securities, as the case may be, issued with a restrictive legend. Each Investor agrees that the Closing Shares and the Conversion Shares, issued pursuant to exemptions from registration under the Securities Act, shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

If the Company shall fail, for any reason or for no reason, to cause the Transfer Agent to deliver to an Investor, on or prior to the applicable Legend Removal Date, Securities free of restrictive legends in accordance with this Section 4.1 (a “Legend Removal Failure”), then, as liquidated damages and not a penalty, if on or after such Legend Removal Date such Investor purchases (in an open market transaction, stock loan or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Investor of all or any portion of the Securities that such Investor is entitled to receive without restrictive legends that it has not received from the Company in connection with such Legend Removal Failure (a “Buy-In”), then the Company shall, within three (3) Business Days after receipt of such Investor’s request, pay cash to such Investor in an amount equal to the excess, if any, of such Investor’s total purchase price (including brokerage commissions, stock loan costs and other documented out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), over the product of (A) the number of shares of Common Stock that the Company was required to deliver free of restrictive legends pursuant to this Section 4.1 multiplied by (B) the sale price giving rise to the Buy-In. Such Investor shall provide the Company with written notice of the Buy-In and, upon the Company’s reasonable request, reasonable supporting documentation evidencing the Buy-In Price. Nothing herein shall limit each Investor’s right to pursue any other remedies available under this Agreement or the Transaction Documents, at law or in equity, including, without limitation, specific performance and injunctive relief requiring the Company to comply with its obligations under this Section 4.1. Each Investor shall be entitled to seek specific performance, injunctive relief and other equitable remedies to enforce the Company’s obligations under this Section 4.1 without the necessity of proving actual damages or posting any bond or other security. Notwithstanding anything to the contrary in this Section 4.1, no Investor shall be entitled to obtain duplicative monetary recovery under this Section 4.1 or other provisions of this Agreement and any other Transaction Documents for the same Legend Removal Failure.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities will result in dilution of the outstanding shares of Common Stock. Subject to compliance with the terms of this Agreement, the Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Conversion Shares pursuant to the Transaction Documents when required in accordance with their terms, are unconditional and absolute, except for the Required Approvals, and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against an Investor or any transferee thereof, and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Limitations on Disposition; Certain Transactions. Each Investor acknowledges that the Company will refuse to register any transfer of the Securities not made (a) pursuant to registration under the Securities Act, or (b) pursuant to an available exemption from registration, or (c) where such Investor (or any permitted transferee or assignee of such Investor) or its broker has failed to provide the Company, the Transfer Agent and the Company’s counsel such representation letters as reasonably requested by them in support of any legend removal opinion. Each Investor further agrees not to engage in any hedging transactions in Company securities. Each Investor covenants and agrees that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will, directly or indirectly, execute any Short Sales during the period commencing with the Agreement Date and ending at such time that such Investor ceases to be the owner of any Company securities.

4.4 Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to each Investor that it shall have publicly disclosed all material, non-public information delivered to the Lead Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and each Investor or any of its Affiliates on the other hand, shall terminate and be of no further force or effect. The Company covenants that, no later than the date on which the Registration Statement Restricted Account Release Condition is satisfied, the Company shall have publicly disclosed all material non-public information, if any, previously provided to each Investor. The Company understands and confirms that each Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company in accordance with applicable federal securities laws. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Investor, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement, (ii) the filing of final Transaction Documents with the Commission, and (iii) disclosure in the proxy statement for the Stockholders Meeting, and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide such Investor with prior notice of such disclosure permitted under this clause (b) and both the Lead Investor and the Company shall reasonably cooperate with one another regarding such disclosure.

4.5 Continuation of Public Reporting. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Agreement Date pursuant to the Exchange Act through the Board Transition Date, except in the event that the Company consummates: (a) any transaction or series of related transactions as a result of which any Person (together with its Affiliates) other than the Lead Investor acquires then outstanding securities of the Company representing more than fifty percent (50%) of the voting control of the Company; (b) a merger or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; or (c) a sale of all or substantially all of the assets of the Company, where the consummation of such transaction results in the Company no longer being subject to the reporting requirements of the Exchange Act and excluding, for the avoidance of doubt, the Asset Sale. Each Investor covenants that it will, or will cause its advisors or representatives to, cooperate with the reasonable requests of the Company in connection with any disclosures or other information reasonably requested by the Company in order to prepare all reports required to be filed by the Company after the Agreement Date pursuant to the Exchange Act in accordance with the Exchange Act and this Section 4.5.

4.6 Integration. Except for the Company securities in connection with the other Contemplated Transactions, the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction, unless stockholder approval is obtained before the closing of such subsequent transaction. For the avoidance of doubt, the Asset Sale is a separate and independent transaction from the issuance and sale of the Securities contemplated by this Agreement and shall not be integrated with the offer, sale, or issuance of the Securities for purposes of the Securities Act, the rules and regulations of any Trading Market, or any other applicable securities laws or regulations. The parties acknowledge and agree that (i) the Asset Sale involves different consideration, different counterparties, and different purposes than the transactions contemplated hereby, (ii) neither the Asset Sale nor any proceeds thereof shall constitute consideration for, or be deemed part of, the issuance of the Securities, and (iii) no approval required for the Asset Sale shall be deemed a condition to the issuance of the Securities (other than as expressly set forth in the definition of Stockholder Approval), and no approval required for the issuance of the Securities shall be deemed a condition to the consummation of the Asset Sale (other than as expressly set forth herein).

4.7 Determination of Conversion Price for Preferred Stock; Conversion Procedures.

(a) The “Conversion Price” to be set forth in the Certificate of Designation of the Series AA Preferred Stock shall be $1.00 per share of Common Stock, in the Series AAA Preferred Stock shall be $0.0901185708 per share of Common Stock, and in the Series B Preferred Stock shall be $5.00 per share of Series AAA Preferred Stock.

(b) The “Stated Value” to be set forth in the Certificate of Designation of the Series AA Preferred Stock shall be $5.00 per share of Common Stock, in the Series AAA Preferred Stock shall be $5.00 per share of Common Stock, and in the Series B Preferred Stock shall be $5.00 per share of Series AAA Preferred Stock.

(c) The form of Conversion Notice included in the applicable Certificates of Designation together with the provisions of the applicable Certificates of Designation sets forth the totality of the procedures required of the Investors in order to convert the Closing Shares into shares of Common Stock and/or Series AAA Shares, as applicable. Without limiting the preceding sentence, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert the Closing Shares into Conversion Shares. No additional information or instructions shall be required of an Investor or transferee thereof to convert the Closing Shares. The Company shall honor the conversions of the Closing Shares and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the applicable Certificate of Designation.

4.8 Bankruptcy. From the Agreement Date through the Board Transition Date, and subject to each Investor complying with its obligations under this Agreement, neither the Company nor any of its Subsidiaries shall voluntarily commence, authorize or consent to the commencement of any case, proceeding or other action seeking relief under any bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar law relating to the relief of debtors, or seek or consent to the appointment of a receiver, trustee, custodian or similar official for all or any material portion of its assets, except as required by applicable law, in the case of financial distress and with a valid bankruptcy purpose, or as a result of the good faith exercise of the fiduciary duties of the Company’s Board of Directors.

4.9 Subsequent Equity Sales. From the Closing Date until the later of (i) the Board Transition Date and (ii) the Trading Day immediately following the effective date of the registration statement, the Company will not issue shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, this Section 4.9 shall not apply in respect of an Exempt Issuance.

4.10 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Investor (or any transferee thereof pursuant to the Securities Purchase Rights Transfer Right) as a result of the Investment is an “Acquiring Person” under any control share acquisition, business combination, poison pill or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that an Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.11 Use of Proceeds. The Company shall use the net proceeds from the sale of the Series AA Preferred Stock for repayment, payoff, purchase, assignment, refinancing, settlement or other satisfaction of the Company’s obligations under the J.J. Astor Loan and related documents, including obtaining the release or termination of related liens and security interests; and, to the extent net proceeds from the sale of the Securities are available, for one or more of the following purposes: (i) payment, settlement, compromise, cure, reduction, satisfaction or elimination of existing liabilities and obligations of the Company and its Subsidiaries, including accounts payable, accrued expenses, lease liabilities, credit card obligations, vendor obligations, insurance premiums, professional fees, audit/accounting/legal/advisory fees, fairness opinion fees, employee, contractor and labor costs, and related party or insider obligations to the extent properly approved and disclosed; (ii) transaction costs and expenses incurred in connection with the Contemplated Transactions by the Transaction Documents, the Asset Sale and related matters; (iii) software, shipping, vendor, employee and other normal-course operating expenses; and (iv) general corporate and working capital purposes.

4.12 Furnishing of Information; Public Information. At any time during the period commencing from the six (6) month anniversary of the Agreement Date and ending at such time that all of the Securities may be sold without the requirement for an Investor to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and, after the Company has complied with the requirements of Rule 144(i)(2) after the expiration of the 6-month period after the Agreement Date, the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) that is not due to any delay caused by such Investor (or its permitted transferees or assignees) (a “Public Information Failure”) then, in addition to such Investor’s other available remedies, the Company shall pay to such Investor, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to one-half of one percent (0.5%) of the Purchase Price paid by such Investor for the Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty (30) days) thereafter until the earlier of (A) the date such Public Information Failure is cured and (B) such time that such public information is no longer required for such Investor to transfer the Securities pursuant to Rule 144, subject to an aggregate maximum payable by the Company in liquidated damages under this Section 4.12 of three percent (3.0%) of the Purchase Price. The payments to which an Investor shall be entitled pursuant to this Section 4.12 are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (1) the last day of the calendar month during which such Public Information Failure Payments are incurred and (2) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 0.75% per month (prorated for partial months) until paid in full. Nothing herein shall limit an Investor’s right to pursue actual damages for the Public Information Failure, and such Investor shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything to the contrary in this Section 4.12, no Investor shall be entitled to obtain duplicative monetary recovery under this Section 4.12 or other provisions of this Agreement and any other Transaction Documents for the same Public Information Failure.

4.13 Indemnification of the Investors. Subject to the provisions of this Section 4.13, the Company will indemnify and hold each Investor and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and actual, reasonable and documented attorneys’ fees and costs of investigation that any such Investor Party actually suffers or incurs as a result of or arising out of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement. If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company (acting under the Special Committee, if in place, and the Board of Directors, if not) shall have the right to assume the defense thereof with counsel of its own choosing (as selected by the Special Committee) reasonably acceptable to the Investor Party. To the extent that an Investor Party fails to provide timely notice of a claim for indemnity under this Section 4.13, and such failure materially prejudices the Company’s ability to defend against such claim, the Company shall have no obligation under this Section 4.13 to indemnify the Investor Party for the claim (or portion thereof) that was so affected. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed within twenty (20) days after receipt of notice from the Investor Party to assume such defense and to take reasonable efforts to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the actual, reasonable and documented fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (y) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement. The indemnification required by this Section 4.13 shall be made by periodic payments of reasonable amounts thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be the exclusive remedy of each Investor Party. Notwithstanding anything to the contrary herein, the aggregate liability of the Company under this Section 4.13 shall not exceed the total amount of such Investor’s investment made in cash pursuant to this Agreement, reduced by (i) any amounts actually recovered by any Investor Party from subsequent sales of such investment, insurance, indemnification from third parties, or otherwise in respect of the applicable claim, and (ii) any tax benefits realized by any Investor Party in connection with such losses, liabilities, damages, costs or expenses. Each Investor agrees to use commercially reasonable efforts to seek recovery from applicable insurance policies and third parties prior to seeking recovery from the Company and shall not be entitled to duplicative recovery. Notwithstanding anything in this Agreement to the contrary, each Investor acknowledges that the Company (A) does not have assets sufficient to compensate such Investor for any breach or default by the Company hereunder or for any indemnification obligation hereunder, and the recourse of such Investor hereunder is accordingly limited, and (B) shall not be liable to such Investor for any loss incurred as a result of a reduction to the Company’s stock price caused by selling activity by such Investor with respect to the Company’s securities or Trading Market delistings of the Common Stock caused by or connected to changes made by such Investor to Company’s management or its Board of Directors.

4.14 Reservation and Listing of Securities.

(a) Except to the extent limited by the Company’s authorized shares of Common Stock, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date prior to the filing of the definitive proxy statement on Schedule 14A for the Stockholder Approval, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall include a proposal for an amendment to the Company’s certificate of incorporation (the “Charter Amendment”) to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at the Stockholders Meeting.

(c) The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market on which the Common Stock is listed, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application to the extent permitted by the Trading Market, (ii) take all reasonable steps necessary to cause such shares of Common Stock to be listed on such Trading Market which the Common Stock is then listed as soon as possible thereafter, (iii) provide to the Lead Investor reasonable evidence of such listing and (iv) use commercially reasonable efforts to maintain the listing of such Common Stock on such Trading Market. The Company agrees to use commercially reasonable efforts to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.15 Certain Company Actions.

(a) Effective as of, and from and after, the Series AA Closing, and for so long as the Investors hold at least fifteen percent (15%) of the total Series AA Shares issued as of the Series AA Closing Date, the Lead Investor shall have the right, but not the obligation, to designate one (1) director (the “Investor Initial Designee”) in accordance with the Certificate of Designation of the Series AA Preferred Stock. Effective as of the Series B Closing, and for so long as the Investors hold any Series B Shares issued as of the Series B Closing Date, solely upon the occurrence of a Restricted Account Trigger Event, the Lead Investor shall have the right, but not the obligation, to designate a majority of the members of the Board of Directors in accordance with the Certificate of Designation of the Series B Preferred Stock and Section 4.23(d) of this Agreement. Upon any conversion of the Series B Preferred Stock into Series AAA Preferred Stock pursuant to the Certificate of Designation of the Series B Shares upon receipt of Stockholder Approval, the Lead Investor shall have the right to designate a majority of the members of the Board of Directors, and thereafter, for so long as the Investors hold at least fifteen percent (15%) of the total Series AAA Shares issued upon conversion of the Series B Preferred Stock issued at the Series B Closing, such nomination rights shall thereafter be governed by the Certificate of Designation of the Series AAA Preferred Stock. For the avoidance of doubt, the Investor Initial Designee shall be included in determining whether the Lead Investor has the right to designate a majority of the members of the Board of Directors, and the Investor Nominees shall consist of such additional individuals as are necessary so that, together with the Investor Initial Designee, the Lead Investor’s designees constitute a majority of the Board.

(b) The Lead Investor’s right to designate the Investor Initial Designee and the Investor Nominees shall also be set forth in the Certificate of Designation of each of the Series AA Preferred Stock, the Series B Preferred Stock and the Series AAA Preferred Stock, respectively, such that such right shall be self-executing upon the filing of the respective Certificate of Designation with the Secretary of State of Delaware subject to receipt of the Stockholder Approval, as applicable. The Investor Initial Designee and each of the Investor Nominees shall first have their qualifications evaluated and then, subject to a determination as to their qualifications, be recommended (which recommendation shall not be unreasonably withheld, conditioned or delayed) by the Company’s Nominating and Corporate Governance Committee for nomination or appointment, as applicable, by the Company’s Board of Directors, in each case, acting in accordance with their respective fiduciary duties. The Lead Investor shall recommend a sufficient number of Investor Nominees in order for the Company to satisfy the “independence” requirements and other requirements applicable to members of the audit committee and compensation committee, in each case, as set forth in the listing rules of the Trading Market and under the federal securities laws in order to be nominated to the Board of Directors. If the Company’s Board of Directors or Nominating and Corporate Governance Committee, as applicable, shall fail to approve any proposed Investor Nominee within ten (10) Business Days, the Lead Investor shall have the right, but not the obligation, to recommend additional Investor Nominees for evaluation and nomination in accordance with the foregoing provisions of this Section 4.15(a), which recommendation, nomination or appointment shall likewise not be unreasonably withheld, conditioned or delayed. The Lead Investor shall have the right to withdraw, recall, and replace the Investor Initial Designee or any Investor Nominee at any time, in its sole discretion. The Company shall coordinate the class in which the Investor Initial Designee and each Investor Nominee shall be nominated to serve on the Board of Directors in accordance with the Company’s certificate of incorporation and bylaws. The Investor Initial Designee and each Investor Nominee shall provide the requisite information for purposes of the evaluation of the Company’s Nominating and Corporate Governance Committee and required disclosure in the proxy statement for the Stockholders Meeting. The Company shall use commercially reasonable efforts to cause the Investor Initial Designee and each of the Investor Nominees to be elected to the Board of Directors at the Stockholders Meeting. For purposes of this Agreement, the date that the Investor Nominees have been duly elected or appointed to and constitute a majority of the then-current Board of Directors shall be the “Board Transition Date.” Notwithstanding the foregoing, the rights of the Lead Investor provided in this Section 4.15(a) shall at all times be subject to, and in compliance with the listing rules of the Trading Market, including, if applicable, Nasdaq Listing Rule 5640. In the event that the Trading Market informs the Company that it is not in compliance with its listing requirements as a result of the Lead Investor’s rights contained in this Agreement, the Lead Investor shall cooperate with the Company to promptly remedy such non-compliance, including the possibility of proportionately reducing the Lead Investor’s right to appoint the Investor Nominees hereunder.

(c) Promptly following the Series AA Closing, the Board of Directors shall designate and appoint a representative designated by the Lead Investor as President of the Company (the “Executive”), to serve alongside the Company’s Chief Executive Officer, in accordance with the scope of duties and subject to the other terms and conditions set forth in the Employment Agreement, and who shall be added as a signatory to the Restricted Account within five (5) Business Days immediately following the execution of the Restricted Account Agreement and in no event later than the Series B Closing Date. The existing management of the Company shall remain in place.

(d) From the Agreement Date until the Board Transition Date, without the Lead Investor’s consent, which shall be provided in its sole discretion, the Company shall not, except in each case, as contemplated by this Agreement, including the Contemplated Transactions, or as required by applicable law: (i) change the number of directors constituting the entire Board of Directors or fill any vacancy in the Board of Directors (except as provided in this Agreement), (ii) change the nature of the Company’s operations other than as contemplated by this Agreement and the Asset Sale, (iii) incur any debt for borrowed money that will remain the obligation of the Company after the Asset Sale outside of the ordinary course of business as contemplated post-Asset Sale, (iv) guarantee any obligation of any third party that will remain the obligation of the Company after the Asset Sale outside the ordinary course of business as contemplated post-Asset Sale, (v) issue any capital stock other than pursuant to obligations to issue Common Stock pursuant to any Company equity incentive plan or other Exempt Issuance or draws under the White Lion ELOC as permitted by Section 4.19(a), (vi) issue or grant any new Common Stock Equivalent other than pursuant to an agreement in existence of the date hereof (without any amendment to the terms thereof), (vii) amend its certificate of incorporation, or bylaws (except as set forth in this Agreement), (viii) release, disburse, or authorize the release or disbursement of any funds from the Restricted Account other than in strict compliance with Section 4.23 and the Restricted Account Agreement, or (ix) agree to any of the foregoing; provided that, solely in the case of items (iii) and (iv), the Lead Investor’s consent shall not be unreasonably withheld, conditioned or delayed.

4.16 Stockholder Approval; Quorum.

(a) The Company shall take all action necessary under applicable law to call, give notice of and hold the Stockholders Meeting within 60 days from the Series AA Closing Date (the “Stockholder Meeting Deadline”) for the purpose of obtaining the Stockholder Approval. The Company shall use its commercially reasonable efforts to solicit the Stockholder Approval and to cause the Board of Directors to recommend to the stockholders that they approve each proposal constituting such Stockholder Approval. If the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held within 60 days from the prior meeting to approve each proposal not previously approved (the “Extended Stockholder Approval Period”). If the Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every 60 days thereafter until all proposals have been approved.

(b) Within five (5) days of the date hereof, the Company’s Board of Directors shall approve an amendment to the Company’s bylaws setting the quorum required for a meeting of stockholders to one-third of all stockholders entitled to vote at such meeting.

4.17 Participation in Future Financing.

(a) Non-Underwritten Offerings.

(i) If, from the Agreement Date until the earliest of the Board Transition Date or six (6) months after the Closing Date for the Series AA Closing, (the “Participation Period”), the Company proposes to offer and sell any New Securities in an offering that is conducted pursuant to an exemption from registration under the Securities Act, or in an offering that is registered under the Securities Act that is not conducted as a firm-commitment underwritten offering, then, subject to compliance with all applicable securities laws and regulations, the Investors shall have the right to purchase, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the other investors in such offering, that amount of New Securities being offered for sale in such offering equal to up to 25% of the total amount of New Securities offered for sale in such offering.

(ii) If the Company proposes to conduct an offering with respect to which the Investors would have rights to purchase New Securities pursuant to this Section 4.17, the Company shall give written notice (the “Participation Preliminary Notice”) to each Investor at least three (3) Business Days prior to the commencement of the offering of the New Securities, stating only (a) that the Company is contemplating an offering of New Securities, (b) the estimated date and time at which the Company expects to enter into a definitive agreement for the sale of the New Securities (the “Expected Sale Date”), and (c) that if such Investor agrees, such Investor will receive a subsequent notice containing the material terms of such offering. The Participation Preliminary Notice shall not contain the pricing, size, identity of counterparty or other terms of the proposed offering, and shall not constitute material non-public information. If an Investor notifies the Company in writing within one (1) Business Day of receipt of the Participation Preliminary Notice that it wishes to receive the Participation Supplemental Notice, the Company shall promptly deliver a supplemental notice (the “Participation Supplemental Notice”), to be delivered no later than two (2) Business Days prior to the commencement of the offering of the New Securities, stating (x) the number, type and material terms of such New Securities to be offered, (y) the price and terms, if any, upon which it proposes to offer such New Securities and (z) the Expected Sale Date).

(iii) If an Investor desires to exercise its rights under this Section 4.17 to participate in such offering, then the Investor must provide a written notice to the Company by not later than 4:00 p.m. (New York City time) on the first (1st) Business Day prior to the Expected Sale Date set forth in the Participation Supplemental Notice, stating the amount of the Investor’s elected participation. If the Company receives no such notice from the Investor within the time period set forth herein, the Investor shall be deemed to have notified the Company that it does not elect to purchase any New Securities in connection with such offering and the Company shall be free to sell such securities in the offering. Each Investor and its Affiliates (or their respective permitted transferees or assignees) acknowledge that upon receipt of any Participation Supplemental Notice (but not a Participation Preliminary Notice) in accordance with this Section 4.17 each shall be in possession of material non-public information (as defined under the applicable securities laws) with respect to the proposed offering and shall refrain from transactions in the securities of the Company, until permitted in accordance with Section 4.17(c).

(b) Underwritten Offerings. If, during the Participation Period, the Company proposes to offer and sell any New Securities in a firm commitment underwritten offering registered under the Securities Act, then, subject to compliance with all applicable securities laws and regulations, the Company will use its commercially reasonable efforts to cause the managing underwriter(s) of such offering to contact each Investor about potentially participating in such offering and to provide to such Investor, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the public in such offering, the opportunity to purchase that amount of New Securities being offered for sale in such offering equal to up to 25% of the total amount of New Securities offered for sale in such offering (excluding securities issuable to the underwriter(s) of the offering upon exercise of an overallotment or other option to purchase additional shares).

(c) General Terms Applicable to Participation Rights.

(i) Notwithstanding anything to the contrary in this Section 4.17 and unless otherwise agreed by such Investor, in the event the Company determines to abandon a proposed offering regarding which the Company or any underwriter have provided notice to such Investor pursuant to this Section 4.17, the Company shall, or shall cause the managing underwriter(s), to confirm such abandonment to such Investor in the same manner and on the same day as such abandonment is communicated to other potential investors. If, by the tenth (10th) Business Day following delivery of notice of the offering to an Investor pursuant to this Section 4.17, no public disclosure regarding a transaction with respect to the applicable offering has been made, such offering shall be deemed to have been abandoned and such Investor shall be deemed to not be in possession of any material non-public information (as defined under the applicable securities laws) with respect to the proposed offering, unless the Company advises such Investor that the offering has not been abandoned. The Company understands and confirms that each Investor may rely on this Section 4.17 when effecting transactions in securities of the Company.

(ii) Subject to compliance with all applicable securities laws and regulations, each Investor may apportion any New Securities to be purchased pursuant to its rights in this Section 4.17 in such proportion as it deems appropriate among itself and any of its respective affiliates.

(iii) The rights of each Investor under this Section 4.17 to purchase securities in an offering will be conditioned upon the completion of such offering.

(iv) The Company and each Investor hereby acknowledge that nothing in this Section 4.17 constitutes an offer or the commitment by any Person to purchase any New Securities in any offering.

4.18 Asset Sale; Certain Restrictions

(a) On or after the Agreement Date, the Company intends to enter into an agreement to sell to a third party a portion of its operating business comprising designated operating assets used in its business (such anticipated transaction, on substantially the terms which have been disclosed on Schedule 4.18, the “Asset Sale”). Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) the Asset Sale may not be consummated prior to the Board Transition Date, (ii) a special committee of the Board of Directors (the “Special Committee”), initially consisting of one or more individuals designated by the Board of Directors in its sole discretion prior to the Board Transition Date, shall be established by the Board of Directors within five (5) Business Days after the Series AA Closing, (iii) the Board of Directors shall delegate to the Special Committee the exclusive power, authority and discretion of the Board of Directors with respect to the Special Committee Matters, (iv) no Investor shall, and shall not cause the Board of Directors or the Company to, take, direct, cause, or engage in any action that, directly or indirectly, would (or would reasonably be expected to) change the composition of, interfere with, delay, limit, inhibit, restrict, or prevent the exercise and performance of the rights and obligations of, the Special Committee, including with respect to the Special Committee Matters, and (v) the charter of the Special Committee shall provide that the Special Committee shall retain sole discretion over the evaluation, negotiation, and consummation of the Asset Sale (and any alternative sale of the operating business contemplated by this Section 4.18(a)) until the earliest of (such earliest date, the “Special Committee Term”) (A) the closing of the Asset Sale and any dividend or distribution to be made pursuant to Section 4.22 following the Agreement Date or (B) the 120-day anniversary of the Agreement Date. If the Asset Sale has not been consummated or a definitive agreement with respect thereto has not been executed during the Special Committee Term, the Special Committee shall have an additional thirty (30) days (the “Alternative Sale Period”) to pursue and negotiate one or more alternative sale transactions for the operating business on terms acceptable to the Special Committee. Upon the expiration of the Alternative Sale Period (or, if earlier, the expiration of the Special Committee Term), the delegation of authority to the Special Committee pursuant to clauses (ii) and (iii) above, and the restrictions on each Investor set forth in clause (iv)above, shall automatically terminate and be of no further force or effect, and the Board of Directors (including any Investor Nominees then serving thereon) shall reassume full power and authority with respect to the matters previously delegated to the Special Committee. Notwithstanding anything in this Section 4.18(a) to the contrary, the delegation of authority to the Special Committee pursuant to clauses (ii) and (iii) above, and the restrictions on each Investor set forth in clause (iv) above, shall also automatically terminate and be of no further force or effect if the terms of the Asset Sale, as ultimately proposed or negotiated by the Special Committee, are materially different from the terms initially contemplated by the parties as of the Agreement Date (including, without limitation, with respect to the identity of the purchaser, the assets to be sold, the aggregate consideration, the form of consideration, or the material conditions to closing thereof). Upon such termination, (A) the Board of Directors (including any Investor Nominees then serving thereon) shall reassume full power and authority with respect to the matters previously delegated to the Special Committee, and (B) the Company shall provide the Lead Investor with prompt written notice of such termination, together with a reasonably detailed description of the material changes to the Asset Sale terms giving rise thereto. For purposes of this provision, the terms of the Asset Sale shall be deemed “materially different” if the aggregate consideration (including, for the avoidance of doubt, the assumption of liabilities in the Asset Sale) is reduced by more than 25% from the amount initially contemplated, the form of consideration materially changes (e.g., from all-cash to stock or earn-out), or the proposed purchaser is replaced by a Person not previously identified on Schedule 4.18.

(b) [Reserved.]

(c) Each Investor acknowledges and agrees that such Investor, its Affiliates, and their respective successors and assignees shall not (i) convert, or cause or permit the conversion of, any Series AAA Preferred Stock prior to the Stockholder Approval, or (ii) take, direct, cause, or engage in any action, directly or indirectly, that would reasonably be expected to interfere with, prevent, or otherwise delay or impair the Asset Sale or any dividend or distribution pursuant to Section 4.22 or the Company’s ability to enter into or consummate any of the foregoing.

4.19 Permitted Interim Financing.

(a) Notwithstanding anything to the contrary herein, the Company shall be permitted during the period from the Agreement Date through the Board Transition Date to engage in the financings described on as set forth on Schedule 4.19(a) and to draw upon the White Lion ELOC subject to the following conditions: (i) the aggregate amount of draws under the White Lion ELOC during such period shall not exceed the aggregate amount of the Company’s existing liabilities as of the Agreement Date or other uses for the White Lion ELOC as set forth on Schedule 4.19(a); and (ii) no draw shall be made under the White Lion ELOC at any time when the closing price of the Common Stock on the principal Trading Market is below $2.00 per share for the Trading Day immediately preceding such draw.

(b) Except as expressly permitted by this Section 4.19 with respect to the White Lion ELOC or for an Exempt Issuance, the restrictions set forth in Section 4.20 shall apply to all capital raises and financings by the Company.

4.20 Standstill. From the Agreement Date through the Board Transition Date (and, with respect to the Lead Investor’s rights under this Section 4.20, for so long as the Investors hold any Closing Shares), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Lead Investor, (i) issue, sell, grant, or otherwise dispose of any equity securities, debt securities, or securities convertible into or exchangeable for equity securities of the Company (other than Exempt Issuances and draws under the White Lion ELOC as permitted by Section 4.19), (ii) incur any Indebtedness for borrowed money, or (iii) enter into any commitment or agreement to do any of the foregoing.

4.21 Form D; Blue Sky Filings; Shell Company Status.

(a) The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Lead Investor. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Investors at each Closing, as applicable under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Lead Investor.

(b) From the Agreement Date through the Board Transition Date, the Company shall use commercially reasonable efforts not to become a “shell company” as defined under Rule 12b-2 promulgated under the Exchange Act. For the avoidance of doubt, this Section 4.21(b) shall not limit or prohibit any of the actions or transactions contemplated by this Agreement or the other Transaction Documents, including, without limitation, the Asset Sale.

4.22 Shareholder Distribution. Within one hundred twenty (120) days following the Series B Closing, the Company shall distribute to the stockholders of record of the Company’s Common Stock with a record date as of the date of the special meeting at which Stockholder Approval is obtained (other than the Investors and their Affiliates), a contingent value right, special dividend, or other equivalent mechanism (as determined by the Board of Directors or the Special Committee, as applicable), for a portion of the net proceeds resulting from the consummation of any sale, merger or other disposition (whether by Asset Sale, stock sale, merger, or other business combination) of any operating entity acquired or established by the Company (or its successor) within two (2) years of the Series B Closing Date, calculated in accordance with the schedule set forth on Schedule 4.22 (the “Shareholder Distribution”). For the avoidance of doubt, any equity awards granted under the Company’s 2024 Equity Incentive Plan, as amended, between the date of this Agreement and the date Stockholder Approval is obtained will include and/or be entitled to receive the Shareholder Distribution and/or Dividend Equivalent Rights (as defined in the Company’s 2024 Equity Incentive Plan) for the Shareholder Distribution made pursuant to this Section 4.22, subject to the same terms and conditions as the shares of Common Stock to which such equity awards relate. Each Investor acknowledges and agrees that the Investor and its Affiliates shall not be entitled to participate in any Shareholder Distribution made pursuant to this Section 4.22 with respect to any Conversion Shares or Preferred Stock held by the Investor or its Affiliates.

4.23 Restricted Account.

(a) Establishment. On or prior to the Series B Closing Date, the Company shall establish the Restricted Account and shall have executed and delivered the Restricted Account Agreement pursuant to Section 2.5.

(b) Release Conditions. Until the Board Transition Date, no funds shall be released from the Restricted Account except as follows:

(i) $1,000,000 shall be released from the Restricted Account within one (1) Business Day after the Registration Statement is declared effective by the Commission (the “Registration Statement Restricted Account Release Condition”);

(ii) $2,000,000 shall be released from the Restricted Account within one (1) Business Day after the Stockholder Approval has been obtained at the Stockholders Meeting (the “Stockholder Approval Restricted Account Release Condition”); and

(iii) $1,000,000 shall be released from the Restricted Account if and at such time as all of the following conditions have been satisfied or waived in writing by the Lead Investor (clauses (A) through (D), inclusive, the “Investor Restricted Account Release Conditions): (A) the closing price of the Common Stock on the principal Trading Market has been at or above $4.00 per share for not less than five (5) consecutive Trading Days immediately preceding the proposed release date; (B) the average daily trading volume of the Common Stock on the principal Trading Market has been at least 300,000 shares per Trading Day over the thirty (30) Trading Days immediately preceding the proposed release date; (C) the Registration Statement has been declared effective by the Commission and remains effective as of the proposed release date; and (D) the Stockholder Approval has been obtained.

(c) Use of Proceeds. Funds released from the Restricted Account pursuant to Sections 4.23(b)(i) and Section 4.23(b)(ii) may be used for the same purposes as the proceeds from the Series AA Preferred Stock after repayment in full of the J.J. Astor Loan pursuant to Section 4.11 of this Agreement. Funds released from the Restricted Account pursuant to Section 4.23(b)(iii) shall be used solely for acquisition financing and may not be used for general working capital, payment of existing liabilities, or any other purpose without the prior written consent of the Lead Investor.

(d) Trigger Events. Upon the occurrence of a Restricted Account Trigger Event (i) the Lead Investor shall immediately be entitled to designate a majority of the Board of Directors and in any event no less than three (3) individuals (collectively, the “Trigger Event Designees”) (notwithstanding any other provision of this Agreement or the Certificates of Designation to the contrary, and such right shall be self-executing and, for the avoidance of doubt, if the Lead Investor shall be entitled to appoint the Trigger Event Designees appointed upon the occurrence of a Restricted Account Trigger Event, such date shall be deemed the Board Transition Date for purposes of this Agreement); (ii) the Lead Investor shall assume sole signatory authority over the Restricted Account, and the Company shall take all actions necessary to effectuate such transfer of control of the Restricted Account within two (2) Business Days, if necessary; and (iii) at the Lead Investor’s sole election (exercisable by written notice to the Company within thirty (30) days of the Restricted Account Trigger Event), the Company shall redeem all outstanding Series B Preferred Stock held by the Investors at a price per share equal to the Stated Value, payable from the Restricted Account within five (5) Business Days of such notice. For purposes of this Agreement, a “Restricted Account Trigger Event” shall mean the occurrence of any of the following: (i) any release of funds from the Restricted Account without satisfaction of the applicable Restricted Account Release Conditions (or written waiver by the Lead Investor) by the Executive upon express written direction of the Board of Directors prior to Stockholder Approval (for the avoidance of doubt, any release of funds from the Restricted Account by instruction of the Executive in violation of his duties under the Employment Agreement shall not be a Restricted Account Trigger Event); or (ii) any other material breach by the Company of its obligations under Article IV of this Agreement or the Restricted Account Agreement prior to the Board Transition Date that is solely within the Company’s control (without any control or contribution by the Executive) and for which any Investor is not otherwise entitled to monetary damages under this Agreement or any of the Transaction Documents and remains uncured for five (5) Business Days following written notice from such Investor.

(e) Company Call Right. At any time following the filing by the Company of a listing transfer application to the Nasdaq Capital Market and prior to the conversion of the Series B Preferred Stock into Series AAA Preferred Stock, the Company shall have the right but not the obligation to the extent such funds have not been released from the Restricted Account to redeem in accordance with the terms of the Certificate of Designation for the Series B Preferred Stock up to $1,000,000 of Series B Preferred Stock at the Stated Value (as defined in the Certificate of Designation of the Series B Preferred Stock) per share, payable from the Restricted Account, by delivering written notice to the Lead Investor not less than five (5) Business Days prior to the proposed redemption date (the “Restricted Account Company Call Right”). The Company Call Right shall automatically expire and be of no further force or effect upon the earlier of (x) the conversion of the Series B Preferred Stock into Series AAA Preferred Stock and (y) the occurrence of a Restricted Account Trigger Event.

(f) Conversion upon Stockholder Approval. Upon the receipt of Stockholder Approval, each Investor shall cause to convert such number of outstanding shares of Series B Preferred Stock (other than any shares previously redeemed pursuant to Section 4.23(e)) into shares of Series AAA Preferred Stock on a dollar-for-dollar basis in accordance with the provision of Section 6(a) of the Certificate of Designation of the Series B Preferred Stock, without any further action required by such Investor or the Company. Upon such conversion, the restrictions on the Restricted Account set forth in this Section 4.23 shall continue to apply to the funds therein until all Restricted Account Release Conditions are satisfied or all outstanding shares of Series B Preferred Stock have been converted or redeemed in accordance with the provisions of the Certificate of Designation of the Series B Preferred Stock.

ARTICLE 5.
MISCELLANEOUS

5.1 Fees and Expenses.

(a) Except as expressly set forth in the Transaction Documents to the contrary, each party shall otherwise pay the fees and expenses of its or his advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

(b) The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by any Investor), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investors; provided that any legal or other fees (which shall not include Transfer Agent fees) incurred in respect of review of any Transfer Agent Letter by the Lead Investor shall be paid by the Lead Investor.

5.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3).

5.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lead Investor or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that prior to the Series AA Closing the consent of all Investors shall be required. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. The Company, on the one hand, and each Investor, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Investor or the Company, respectively, with any term or provision of this Agreement or any condition hereto to be performed, complied with or satisfied by such Investor or the Company, respectively. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.4 shall be binding upon the Investors and holder of Securities and the Company.

5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties (other than by operation of law), except for pursuant to the Securities Purchase Rights Transfer Right and provided that (a) such transferee agrees in writing to be bound, with respect to the transferred Securities Purchase Rights and/or transferred Securities, by the representations and warranties and other applicable provisions of this Agreement and the other Transaction Documents that apply to each Investor acquiring the Securities, (b) the exemption relied upon by the Company in connection with the issuance of the Securities in connection with this Investment shall continue to be in full force and effect, (c) such transfer is and will remain in compliance with all applicable laws and (d) upon request, such Investor shall certify to the Company as to such compliance with these obligations. For avoidance of doubt, each Investor’s indemnification obligations and covenants set forth in Article 4 of this Agreement (other than Section 4.3) shall be performed by such Investor and not be assignable in connection with any such Security Purchase Rights and/or Securities Purchase Rights Transfer Rights transaction.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced or waived by, any other Person, except for a transferee or an Investor pursuant to the Securities Purchase Rights Transfer Right and in accordance with Section 5.6.

5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be exclusively governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.12, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.9 Survival. The Company’s representations and warranties contained in this Agreement shall not survive the Closing and final delivery of Securities pursuant to this Agreement, except for the Company’s representations and warranties contained in Sections 3.1(b), 3.1(c), 3.1(f), and the first sentence of Section 3.1(g), which shall survive for eighteen (18) months after the Board Transition Date or the date of Stockholder Approval, whichever is later. Each Investor’s representations and warranties contained in this Agreement (and correspondingly any transferee(s)’ representations and warranties, as applicable) shall survive the Closing and the delivery of the Securities for eighteen (18) months after the Board Transition Date or the date of Stockholder Approval, whichever is later.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file or other electronic signing created on an electronic platform (such as DocuSign), such signature shall be deemed to have been duly and validly delivered and shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.12 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document, and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, such notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity or bond requested by the Transfer Agent) associated with the issuance of such replacement Securities.

5.14 Remedies. Except as set forth in Section 4.13, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Investor and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15 Payment Set Aside. To the extent that either party makes a payment or payments to the other party pursuant to any Transaction Document or either party enforces or exercises it or his rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to such party, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16 Liquidated Damages. The Company’s obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.17 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken, or such right may be exercised on the next succeeding Business Day.

5.18 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Agreement Date. Unless this Agreement expressly provides otherwise, each definition applies (a) for purposes of this entire Agreement, and (b) to both the singular and plural forms (and other grammatical variations) of the defined term. Unless the context indicates otherwise, each pronoun shall be deemed to include the masculine, feminine, neuter, singular and plural forms. The terms “including”, “includes”, “include”, and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to”. Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached to this Agreement and not otherwise defined shall have the meanings set forth in this Agreement. The words describing the singular number will include the plural and vice versa. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The inclusion of any disclosure on a schedule or reference to any disclosure in the SEC Reports in respect of any representation or warranty in this Agreement is not an admission as to the materiality or Material Adverse Effect or lack thereof of the subject matter of any such disclosure.

5.19 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.20 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.21 Independent Nature of Investors’ Obligations and Right. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance obligations of any other Investor under this Agreement. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor also acknowledges that Sichenzia Ross Ference Carmel LLP has not rendered legal advice to such Investor. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company has elected to provide all Investors with the same terms for the convenience of the Company and not because it was required or requested to do so by any Investor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CID HOLDCO, INC.		Address for Notice:

CID HoldCo, Inc. [* * *] [* * *]
By:	/s/ Edmund Nabrotzky	Attention:	Edmund Nabrotzky
Name:	Edmund Nabrotzky	E-Mail:	[* * *]
Title:	Chief Executive Officer

With a copy to (which shall not constitute notice):		DLA Piper LLP (US)
[* * *] [* * *] [* * *]
		Attention:	Gerry Williams, Esq
Penny Minna, Esq.

		Email:	[* * *] [* * *]

[* * *] Indicates material that has been redacted from this Exhibit 10.1 because it is confidential and not material.

[Signature Page to Securities Purchase Agreement]

INVESTORS:

ALUMNI CAPITAL LP	Address for Notice:

[* * *] [* * *]

E-Mail:	[* * *]

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	General Partner

With a copy to (which shall not constitute notice):	Sichenzia Ross Ference Carmel LLP
[* * *]
[* * *]
	Attn:	Ross Carmel
	Email:	[* * *]

VERIDIS CAPITAL, LLC		Address for Notice:

[* * *] [* * *]
By:	/s/ Arnoldo Nunez III	E-Mail:	[* * *]
Name:	Arnoldo Nunez III
Title:	Manager

[* * *] Indicates material that has been redacted from this Exhibit 10.1 because it is confidential and not material.

[Signature Page to Securities Purchase Agreement]

ANNEX A

SCHEDULE OF INVESTORS

Investor	Purchase Price		Series AA Shares	Series B Shares
Alumni Capital LP	$	[* * *]	[* * *]	[* * *]
Veridis Capital, LLC	$	[* * *]	[* * *]	[* * *]
Total:		$6,000,000.00	400,000	800,000

[* * *] Indicates material that has been redacted from this Exhibit 10.1 because it is confidential and not material.

EXHIBIT A

CERTIFICATE OF DESIGNATION OF SERIES AA PREFERRED STOCK

[Attached hereto]

Execution Version

CERTIFICATE OF DESIGNATION OF PREFERENCES
AND RIGHTS OF
SERIES AA CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK
OF
CID HOLDCO, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

CID HOLDCO, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on _______________, 2026:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) designated as the Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series AA Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences and Rights of Series AA Convertible Non-Redeemable Preferred Stock (“Certificate of Designation”) is hereby approved as follows:

Section 1. Designation of Amount.

(a)	400,000 shares of Preferred Stock shall be, and hereby are, designated the “Series AA Convertible Non-Redeemable Preferred Stock” (the “Series AA Preferred Stock”), par value $0.0001 per share.

(b)	Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series AA Preferred Stock may be increased or decreased by written resolution duly adopted by the Board of Directors, or a duly authorized committee thereof, and the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized; provided, that no decrease shall reduce the number of shares of Series AA Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series AA Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series AA Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series AA Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Section 2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural). In addition, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Attribution Parties” shall have the meaning set forth in Section 6(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(i).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time in accordance with their terms and the terms of the Certificate of Incorporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(d).

“Conversion Price” shall mean $1.00 per share, subject to adjustment from time to time in accordance with Section 6(c) and Section 6(e).

“Conversion Time” shall have the meaning set forth in Section 6(d).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Dilutive Issuance” shall have the meaning set forth in Section 6(e).

“Dividend” shall have the meaning set forth in the Purchase Agreement.

“Floor Price” shall equal $0.50 per share, which is 20% of the “Minimum Price” (as such term is defined in Rule 5635 of the Listing Rules of The Nasdaq Stock Market LLC) on the date of the Purchase Agreement, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, provided that in no event shall it be lower than $0.50 per share.

“Holder” means any holder of Series AA Preferred Stock, all of such holders being the “Holders.”

“Initial Investor Designee” shall have the meaning set forth in Section 8(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Legacy Dividend” shall have the meaning set forth in the Purchase Agreement.

“Maximum Number of Conversion Shares” shall equal 4,000,000 shares of Common Stock, subject to adjustment for such additional shares of Common Stock that may be issued for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated July 22, 2026, by and between the Corporation and the Investors defined therein (as may be amended or restated from time to time).

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series AA Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series AA Closing Date” shall mean the date of closing on the issuance and sale to the Investors of shares in accordance with the terms of the Purchase Agreement.

“Series AA Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series AA Preferred Stock of $5.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series AA Preferred Stock.

Section 3. Voting Rights.

(a)	Non-Voting Stock. Until the Series AA Preferred Stock are convertible under Section 6 hereof, or except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designation, the holders of Series AA Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock. Following the date on which the Series AA Preferred Stock are convertible under Section 6 hereof, except as otherwise provided herein or as required by applicable law, Holders of the Series AA Preferred Stock shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each share of Series AA Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series AA Preferred Stock on an as converted to Common Stock basis. Notwithstanding the foregoing, to the extent that under the DGCL the vote of the holders of the Series AA Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Requisite Holders, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of the Requisite Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. For the avoidance of doubt, following the date on which the Series AA Preferred Stock are convertible under Section 6 hereof, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series AA Preferred Stock are entitled to vote, the number of shares of Series AA Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis. Following the date on which the Series AA Preferred Stock are convertible under Section 6 hereof, Holders of the Series AA Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the DGCL.

(b)	Limited Voting Rights. So long as at least fifteen percent (15%) of the total shares of Series AA Preferred Stock issued at the Series AA Closing Date are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders and the affirmative vote of the holders of a majority of the Common Stock:

(i)	alter, repeal or change the powers, preferences or rights of the Series AA Preferred Stock or alter or amend this Certificate of Designation so as to adversely affect the Series AA Preferred Stock;

(ii)	supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series AA Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

(iii)	increase or decrease (other than by conversion) the number of authorized shares of Series AA Preferred Stock; or

(iv)	enter into any agreement with respect to any of the foregoing.

Section 4. Dividends.

The shares of Series AA Preferred Stock shall not have or confer, and the holders of the outstanding shares of Series AA Preferred Stock shall not have, any right or entitlement to receive or otherwise participate in any dividend or distribution declared or paid by the Board of Directors or the Corporation, including any Dividend or Legacy Dividend, and no dividend shall accrue or be payable on any shares of Series AA Preferred Stock or the Conversion Shares.

Section 5. Liquidation Preference.

(a)	Ranking. The Series AA Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series AA Preferred Stock (“Junior Securities”); and (iii) on parity with any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series AA Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”). For the avoidance of doubt, the Series AA Preferred Stock, the Series AAA Preferred Stock, and the Series B Preferred Stock shall rank pari passu with each other as to distributions of assets upon any Dissolution.

(b)	Distribution to Series AA Preferred Stock and Parity Securities. Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation (other than distributions that would otherwise constitute Dividends or Legacy Dividends) to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series AA Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, or (ii) such amount per share as would have been payable had all shares of Series AA Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion other than the Floor Price) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series AA Preferred Stock the amount required under the preceding sentence, the holders of Series AA Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series AA Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series AA Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Section 6. Conversion Rights.

(a)	General. Subject to and upon compliance with the provisions of this Section 6, each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series AA Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series AA Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6) (any such shares, “Conversion Shares”).

(b)	Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series AA Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either (i) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or (ii) round up to the next whole share.

(c)	Adjustments to Conversion Price.

(i)	Upon Subdivisions. If, at any time after the date the first share of Series AA Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series AA Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii)	Upon Combinations. If, at any time after the date the first share of Series AA Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series AA Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii)	Stock Dividends. If, at any time after the date the first share of Series AA Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of any shares of Series AA Preferred Stock, Series B Preferred Stock, Series AAA Preferred Stock, or an Exempt Issuance), then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(c)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series AA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock on the date of such event; and (c) no adjustment pursuant to this Section 6(c)(iii) shall cause the Conversion Price to be less than the Floor Price.

(iv)	Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series AA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series AA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series AA Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series AA Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d)	Exercise of Conversion Privilege. In order to effect the conversion set forth in Section 6(a), the holder of the applicable share(s) of Series AA Preferred Stock shall, (i) provide written notice in the form attached hereto as Annex A (a “Conversion Notice”) to the Corporation, that the Holder elects to convert all such shares of Series AA Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such shares of Series AA Preferred Stock, duly endorsed or assigned to the Corporation in blank. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Conversion Notice to the Corporation (such date, the “Conversion Time”). If no Conversion Time is specified in a Conversion Notice, the Conversion Time shall be as of immediately prior to the close of business on the Business Day that such Conversion Notice is delivered to the Corporation, or if such day is not a Business Day or if the Conversion Notice is delivered after regular business hours, the next Business Day. The shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued). In the case of any certificate evidencing shares of Series AA Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series AA Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued). Notwithstanding anything to the contrary in this Section 6, the aggregate number of Conversion Shares that may be issued upon conversion of the Series AA Preferred Stock shall not exceed the then applicable Maximum Number of Conversion Shares.

(e)	Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then, effective immediately upon such Dilutive Issuance and without any further action by the Corporation or any Holder, the Conversion Price then in effect shall automatically be reduced, simultaneously with such issuance or deemed issuance, to the lowest effective price per share at which such Common Stock or Common Stock Equivalents have been issued or sold, or are deemed to have been issued or sold, in such Dilutive Issuance; provided, that if such Dilutive Issuance was made without consideration, the Corporation shall be deemed to have received an aggregate of $0.50 of consideration per share for all shares of Common Stock or Common Stock Equivalents so issued or deemed to be issued; provided, further, that, notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(e) (i) that cause the Conversion Price to be less than the Floor Price, or (ii) in respect of an Exempt Issuance. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f)	Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(c) or Section 6(e) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(c) or Section 6(e), as applicable, and shall prepare a certificate signed by the Corporation’s principal executive officer or principal financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Corporation’s books and records and mailed by the Corporation at its expense to all holders of Series AA Preferred Stock at their last addresses as they shall appear in the stock register no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to Section 6(c) or Section 6(e).

(g)	Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series AA Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series AA Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series AA Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(h)	[Reserved.]

(i)	Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Corporation shall not effect any conversion of the Series AA Preferred Stock, and a Holder shall not have the right to convert any portion of the Series AA Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series AA Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series AA Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any other convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(i) applies, the determination of whether the Series AA Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of the Series AA Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether its shares of Series AA Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of such shares are convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series AA Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series AA Preferred Stock held by such Holder; provided, that the Beneficial Ownership Limitation shall in no event exceed the then applicable Maximum Number of Conversion Shares taking into account the issuance of shares of Common Stock issued upon conversion of the Series AAA Preferred Stock held by such Holder prior to receipt of the Stockholder Approval (if any). After receipt of Stockholder Approval, a Holder, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(i); provided, that the provisions of this Section 6(i) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation. The provisions of this Section 6(i) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(i) to correct this Section 6(i) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(i) shall apply to a successor holder of Series AA Preferred Stock.

Section 7. Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series AA Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

Section 8. Director Nomination Rights.

(a)	Preferred Director Designations. Effective as of, and from and after, the date of initial issuance of the Series AA Preferred Stock (the “Original Issue Date”), and for so long as the Holders collectively hold at least fifteen percent (15%) of the total shares of Series AA Preferred Stock issued at the Series AA Closing Date, the Holders holding a majority of the then outstanding shares of Series AA Preferred Stock shall have the right, but not the obligation, to designate a single nominee to the Board of Directors (the “Initial Investor Designee”) to be appointed to the Board of Directors of the Corporation as provided below in Section 8(b). The Corporation shall take all necessary action to cause the Initial Investor Designee to be appointed to the Board of Directors promptly following the filing of this Certificate of Designation, including, without limitation, (i) increasing the size of the Board of Directors to accommodate the Initial Investor Designee or (ii) seeking the resignation of such number of existing directors as is necessary to create the requisite vacancies. The right of the Holders to designate a director to the Board of Directors pursuant to this Section 8(a) shall be self-executing upon the filing of this Certificate of Designation, subject to the qualification and compliance requirements of Section 8(b), and shall not require any further action by the Corporation, the Board of Directors, or the stockholders of the Corporation.

(b)	Qualifications and Compliance. The Initial Investor Designee designated by the Holders pursuant to this Section 8 shall (i) first have their qualifications evaluated and then, subject to a determination as to their qualifications, be recommended (which recommendation shall not be unreasonably withheld, conditioned or delayed) by the Corporation’s Nominating and Corporate Governance Committee for recommending for nomination for election or appointment, as applicable, by the Board of Directors, in each case, acting in accordance with their respective fiduciary duties, (ii) satisfy any applicable “independence” requirements and other requirements applicable to members of the audit committee and compensation committee, in each case, as set forth in the listing rules of the Trading Market on which the Common Stock is listed and under the federal securities laws, and (iii) provide such information as may be required for purposes of the evaluation by the Corporation’s Nominating and Corporate Governance Committee and for required disclosure in any proxy statement of the Corporation. If the Corporation’s Board of Directors or Nominating and Corporate Governance Committee, as applicable, shall fail to recommend or nominate or appoint any proposed Initial Investor Designee within ten (10) Business Days, the Holders holding a majority of the then outstanding shares of Series AA Preferred Stock shall have the right, but not the obligation, to recommend an alternative Initial Investor Designee for approval, subject to the satisfaction of the provisions of the foregoing sentence, which recommendation, nomination or appointment shall likewise not be unreasonably withheld, conditioned or delayed. Such Holders shall have the right to withdraw, recall, and replace any proposed Initial Investor Designee, in their sole discretion. The rights of the Holders under this Section 8 shall at all times be subject to, and exercised in compliance with, the listing rules of the applicable Trading Market, including, if applicable, Nasdaq Listing Rule 5640. In the event that the applicable Trading Market informs the Corporation that it is not in compliance with its listing requirements as a result of the Holders’ rights contained in this Section 8, the Holders shall cooperate with the Corporation to promptly remedy such non-compliance, including the possibility of proportionately reducing the number of Preferred Investor Designee.

(c)	Removal and Vacancies. The Initial Investor Designee (or any successor or substitution thereof) designated by the Holders pursuant to this Section 8 may be removed (with or without cause) only by the affirmative vote or written consent of the Holders holding a majority of the then outstanding shares of Series AA Preferred Stock. In the event of any vacancy in a directorship held by the Initial Investor Designee (whether by reason of death, resignation, removal, or otherwise), the Holders holding a majority of the then outstanding shares of Series AA Preferred Stock shall have the exclusive right to designate a replacement director, subject to the qualification requirements of Section 8(b), to fill such vacancy, and the Corporation shall take all necessary action to cause such replacement director to be appointed promptly.

(d)	Termination of Rights. The rights set forth in this Section 8 shall terminate at such time as the Holders (and their Affiliates) collectively hold less than fifteen percent (15%) of the total shares of Series AA Preferred Stock issued at the Series AA Closing Date.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences and Rights to be duly executed by its Chief Executive Officer, this ______ day of ____________, 2026.

By:
	Name:	Edmund Nabrotzky
	Title:	Chief Executive Officer

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES AA PREFERRED STOCK)

The undersigned being the Holder of CID Holdco, Inc., a Delaware corporation (the “Corporation”), Series AA Convertible Non-Redeemable Preferred Stock (the “Series AA Preferred Stock”) hereby elects to convert the number of shares of Series AA Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, according to the conditions as set forth in the Certificate of Designation of Preferences and Rights of Series AA Convertible Non-Redeemable Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated July 22, 2026. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series AA Preferred Stock owned prior to Conversion:

Number of shares of Series AA Preferred Stock to be Converted:

Stated Value of shares of Series AA Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series AA Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: ______________________________

Account no: _____________________________

[HOLDER]

By:
Name:
Title:

EXHIBIT B

CERTIFICATE OF DESIGNATION OF SERIES AAA PREFERRED STOCK

[Attached hereto]

Execution Version

CERTIFICATE OF DESIGNATION OF PREFERENCES
AND RIGHTS OF
SERIES AAA CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK
OF
CID HOLDCO, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

CID HOLDCO, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on _______________, 2026:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) designated as the Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series AAA Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock (“Certificate of Designation”) is hereby approved as follows:

Section 1. Designation of Amount.

(a)	800,000 shares of Preferred Stock shall be, and hereby are, designated the “Series AAA Convertible Non-Redeemable Preferred Stock” (the “Series AAA Preferred Stock”), par value $0.0001 per share.

(b)	Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series AAA Preferred Stock may be increased or decreased by written resolution duly adopted by the Board of Directors, or a duly authorized committee thereof, and the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized; provided, that no decrease shall reduce the number of shares of Series AAA Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series AAA Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series AAA Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series AAA Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Section 2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural). In addition, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Attribution Parties” shall have the meaning set forth in Section 6(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(i).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time in accordance with their terms and the terms of the Certificate of Incorporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(d).

“Conversion Price” shall mean $0.0901185708 per share, subject to adjustment from time to time in accordance with Section 6(c) and Section 6(e).

“Conversion Time” shall have the meaning set forth in Section 6(d).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Dilutive Issuance” shall have the meaning set forth in Section 6(e).

“Dividend” shall have the meaning set forth in the Purchase Agreement.

“Floor Price” shall equal $0.05 per share.

“Holder” means any holder of Series AAA Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Legacy Dividend” shall have the meaning set forth in the Purchase Agreement.

“Maximum Number of Conversion Shares” shall equal until receipt of Stockholder Approval, 4.99% of the number of shares of Common Stock outstanding on the date prior to the Series B Closing Date, subject to adjustment for such additional shares of Common Stock that may be issued for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Investor Designees” shall have the meaning set forth in Section 8(a).

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated July 22, 2026, by and between the Corporation and the Investors defined therein (as may be amended or restated from time to time).

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series AAA Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Closing Date” shall mean the date of closing on the issuance and sale to the Investors of the shares of Series B Preferred Stock in accordance with the terms of the Purchase Agreement.

“Series AAA Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series B Preferred Stock” shall have the meaning set forth in the Purchase Agreement.

“Stated Value” shall mean the per share stated value for a share of Series AAA Preferred Stock of $5.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series AAA Preferred Stock.

Section 3. Voting Rights.

(a)	Non-Voting Stock. Until the Series AAA Preferred Stock are convertible under Section 6 hereof, or except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designation, the holders of Series AAA Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock. Following the date on which the Series AAA Preferred Stock are convertible under Section 6 hereof, except as otherwise provided herein or as required by applicable law, Holders of the Series AAA Preferred Stock shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each share of Series AAA Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series AAA Preferred Stock on an as converted to Common Stock basis. Notwithstanding the foregoing, to the extent that under the DGCL the vote of the holders of the Series AAA Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Requisite Holders, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of the Requisite Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. For the avoidance of doubt, following the date on which the Series AAA Preferred Stock are convertible under Section 6 hereof, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series AAA Preferred Stock are entitled to vote, the number of shares of Series AAA Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis. Following the date on which the Series AAA Preferred Stock are convertible under Section 6 hereof, Holders of the Series AAA Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the DGCL.

(b)	Limited Voting Rights. So long as at least fifteen percent (15%) of the total shares of Series AAA Preferred Stock issued or issuable upon the conversion of the Series B Shares issued at the Series B Closing Date are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders and the affirmative vote of the holders of a majority of the Common Stock:

(i)	alter, repeal or change the powers, preferences or rights of the Series AAA Preferred Stock or alter or amend this Certificate of Designation so as to adversely affect the Series AAA Preferred Stock;

(ii)	supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series AAA Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

(iii)	increase or decrease (other than by conversion) the number of authorized shares of Series AAA Preferred Stock, except that no such consent shall be required with respect to the reservation of Series AAA Preferred Stock for the purpose of effecting the conversion of Series B Preferred Stock; or

(iv)	enter into any agreement with respect to any of the foregoing.

Section 4. Dividends.

The shares of Series AAA Preferred Stock shall not have or confer, and the holders of the outstanding shares of Series AAA Preferred Stock shall not have, any right or entitlement to receive or otherwise participate in any dividend or distribution declared or paid by the Board of Directors or the Corporation, including any Dividend or Legacy Dividend, and no dividend shall accrue or be payable on any shares of Series AAA Preferred Stock or the Conversion Shares.

Section 5. Liquidation Preference.

(a)	Ranking. The Series AAA Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series AAA Preferred Stock (“Junior Securities”); and (iii) on parity with any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series AAA Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”). For the avoidance of doubt, the Series AAA Preferred Stock, the Series AA Preferred Stock, and the Series B Preferred Stock shall rank pari passu with each other as to distributions of assets upon any Dissolution.

(b)	Distribution to Series AAA Preferred Stock and Parity Securities. Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation (other than distributions that would otherwise constitute Dividends or Legacy Dividends) to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series AAA Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, or (ii) such amount per share as would have been payable had all shares of Series AAA Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion other than the Floor Price) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series AAA Preferred Stock the amount required under the preceding sentence, the holders of Series AAA Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series AAA Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series AAA Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Section 6. Conversion Rights.

(a)	General. Subject to and upon compliance with the provisions of this Section 6 and subject to receipt of the Stockholder Approval, each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series AAA Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series AAA Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6) (any such shares, “Conversion Shares”).

(b)	Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series AAA Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either (i) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or (ii) round up to the next whole share.

(c)	Adjustments to Conversion Price.

(i)	Upon Subdivisions. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series AAA Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii)	Upon Combinations. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series AAA Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii)	Stock Dividends. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of any shares of Series AAA Preferred Stock, Series B Preferred Stock, Series AA Preferred Stock, or an Exempt Issuance), then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(c)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series AAA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AAA Preferred Stock had been converted into Common Stock on the date of such event; and (c) no adjustment pursuant to this Section 6(c)(iii) shall cause the Conversion Price to be less than the Floor Price.

(iv)	Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series AAA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AAA Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series AAA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series AAA Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series AAA Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d)	Exercise of Conversion Privilege. In order to effect the conversion set forth in Section 6(a), the holder of the applicable share(s) of Series AAA Preferred Stock shall, (i) provide written notice in the form attached hereto as Annex A (a “Conversion Notice”) to the Corporation, that the Holder elects to convert all such shares of Series AAA Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such shares of Series AAA Preferred Stock, duly endorsed or assigned to the Corporation in blank. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Conversion Notice to the Corporation (such date, the “Conversion Time”). If no Conversion Time is specified in a Conversion Notice, the Conversion Time shall be as of immediately prior to the close of business on the Business Day that such Conversion Notice is delivered to the Corporation, or if such day is not a Business Day or if the Conversion Notice is delivered after regular business hours, the next Business Day. The shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued). In the case of any certificate evidencing shares of Series AAA Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series AAA Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued). Notwithstanding anything to the contrary in this Section 6, prior to receipt of the Stockholder Approval, the aggregate number of Conversion Shares that may be issued upon conversion of the Series AAA Preferred Stock, together with any shares of Common Stock issued upon conversion of any shares of Series AA Preferred Stock, shall not exceed the Maximum Number of Conversion Shares.

(e)	Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then the Conversion Price shall be reduced, simultaneously with such issuance or deemed issuance, to a price (calculated to the nearest cent) determined in accordance with the following formula: CP2 = CP1*(A+ B)÷(A+ C); provided that, notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(e) (i) that cause the Conversion Price to be less than the Floor Price, or (ii) in respect of an Exempt Issuance. For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Conversion Price of the Series AAA Preferred Stock in effect immediately after such Dilutive Issuance;

(ii)	“CP1” shall mean the Conversion Price of the Series AAA Preferred Stock in effect immediately prior to such Dilutive Issuance;

(iii)	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of all Common Stock Equivalents outstanding (assuming exercise of any outstanding options, warrants or conversion of other Preferred Stock) immediately prior to such Dilutive Issuance);

(iv)	“B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such Dilutive Issuance by CP1); and

(v)	“C” shall mean the number of such additional shares of Common Stock issued or deemed to be issued in such transaction.

All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f)	Deemed Issuance of Series B Preferred Stock. The Series B Preferred Stock constitutes a Common Stock Equivalent, and the issuance of the Series B Preferred Stock shall be treated as, and shall be deemed to constitute, a Dilutive Issuance for all purposes of this Section 6(f), regardless of whether the shares of Series B Preferred Stock are immediately convertible into Common Stock. For purposes of determining the effective price per share of the Dilutive Issuance deemed to result from the issuance of the Series B Preferred Stock, the shares of Common Stock issuable upon conversion of the maximum number of shares of Series AAA Preferred Stock issuable upon conversion of all shares of the Series B Preferred Stock so issued (determined by dividing the aggregate Stated Value of all such shares of Series B Preferred Stock by the Stated Value of one share of Series AAA Preferred Stock), calculated using the Conversion Price in effect immediately prior to the issuance of such Series B Preferred Stock, shall be deemed to have been issued as of the date of issuance of the Series B Preferred Stock (and thereafter shall be deemed to be outstanding for purposes of this Section 6(f)), at an effective price per share equal to the quotient obtained by dividing (A) the aggregate consideration received or receivable by the Corporation for all such shares of Series B Preferred Stock, by (B) the total number of shares of Common Stock so deemed to have been issued.

(g)	Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(c) or Section 6(e) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(c) or Section 6(e), as applicable, and shall prepare a certificate signed by the Corporation’s principal executive officer or principal financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Corporation’s books and records and mailed by the Corporation at its expense to all holders of Series AAA Preferred Stock at their last addresses as they shall appear in the stock register no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to Section 6(c) or Section 6(e).

(h)	Corporation to Reserve Common Stock. Following the receipt of Stockholder Approval, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series AAA Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series AAA Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series AAA Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(i)	Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Corporation shall not effect any conversion of the Series AAA Preferred Stock, and a Holder shall not have the right to convert any portion of the Series AAA Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series AAA Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series AAA Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any other convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(i) applies, the determination of whether the Series AAA Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of the Series AAA Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether its shares of Series AAA Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of which portion of such shares are convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series AAA Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series AAA Preferred Stock held by such Holder provided, that the Beneficial Ownership Limitation shall in no event exceed the Maximum Number of Conversion Shares taking into account the issuance of shares of Common Stock upon conversion of the Series AA Preferred Stock and Series AAA Preferred Stock held by such Holder prior to receipt of the Stockholder Approval (if any). After receipt of Stockholder Approval, a Holder, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(i). Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation. The provisions of this Section 6(i) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(i) to correct this Section 6(i) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(i) shall apply to a successor holder of Series AAA Preferred Stock.

Section 7. Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series AAA Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

Section 8. Director Nomination Rights.

(a)	Preferred Director Designations. Effective as of, and from and after, the date of the initial issuance of the Series AAA Preferred Stock upon the conversion of the Series B Shares (the “Original Issue Date”), and for so long as the Holders collectively hold at least fifteen (15%) of the total shares of Series AAA Preferred Stock issued or issuable upon the conversion of the Series B Shares issued at the Series B Closing Date, the Holders holding a majority of the then outstanding shares of Series AAA Preferred Stock shall have the right, but not the obligation, to designate such number of directors constituting a majority of the then-current members of the Board of Directors of the Corporation, and in any event no less than three (3) additional individuals (collectively, the “Preferred Investor Designees”) to be nominated, elected, or appointed to the Board of Directors of the Corporation as provided below in Section 8(b). The Corporation shall take all necessary action to cause the Preferred Investor Designees to be nominated for election or appointed, as applicable, to the Board of Directors promptly following the filing of this Certificate of Designation, including, without limitation, (i) increasing the size of the Board of Directors to accommodate the Preferred Investor Designees or (ii) seeking the resignation of such number of existing directors as is necessary to create the requisite vacancies. The right of the Holders to designate a majority of the Board of Directors pursuant to this Section 8(a) shall be self-executing upon the filing of this Certificate of Designation, subject to the qualification and compliance requirements of Section 8(b), and shall not require any further action by the Corporation, the Board of Directors, or the stockholders of the Corporation (subject to receipt of Stockholder Approval, which shall have been received prior to such filing this Certificate of Designation).

(b)	Qualifications and Compliance. Each Preferred Investor Designee designated by the Holders pursuant to this Section 8 shall (i) first have their qualifications evaluated and then, subject to a determination as to their qualifications, be recommended (which recommendation shall not be unreasonably withheld, conditioned or delayed) by the Corporation’s Nominating and Corporate Governance Committee for recommending for nomination for election or appointment, as applicable, by the Board of Directors, in each case, acting in accordance with their respective fiduciary duties, (ii) satisfy any applicable “independence” requirements and other requirements applicable to members of the audit committee and compensation committee, in each case, as set forth in the listing rules of the Trading Market on which the Common Stock is listed and under the federal securities laws, and (iii) provide such information as may be required for purposes of the evaluation by the Corporation’s Nominating and Corporate Governance Committee and for required disclosure in any proxy statement of the Corporation. If the Corporation’s Board of Directors or Nominating and Corporate Governance Committee, as applicable, shall fail to recommend or nominate or appoint any proposed Preferred Investor Designee within ten (10) Business Days, the Holders holding a majority of the then outstanding Series AAA Preferred Stock shall have the right, but not the obligation, to recommend alternative Preferred Investor Designees for approval, subject to the satisfaction of the provisions of the foregoing sentence, which recommendation, nomination or appointment shall likewise not be unreasonably withheld, conditioned or delayed. Such Holders shall have the right to withdraw, recall, and replace any proposed Preferred Investor Designee, in its sole discretion. The rights of the Holders under this Section 8 shall at all times be subject to, and exercised in compliance with, the listing rules of the applicable Trading Market, including, if applicable, Nasdaq Listing Rule 5640. In the event that the applicable Trading Market informs the Corporation that it is not in compliance with its listing requirements as a result of the Holders’ rights contained in this Section 8, the Holders shall cooperate with the Corporation to promptly remedy such non-compliance, including the possibility of proportionately reducing the number of Preferred Investor Designees.

(c)	Removal and Vacancies. Any Preferred Investor Designees (or any successor or replacement thereof) designated by the Holders pursuant to this Section 8 may be removed (with or without cause) only by the affirmative vote or written consent of the Holders holding a majority of the then outstanding shares of Series AAA Preferred Stock. In the event of any vacancy in a directorship held by a Preferred Investor Designee (whether by reason of death, resignation, removal, or otherwise), the Holders holding a majority of the then outstanding shares of Series AAA Preferred Stock shall have the exclusive right to designate a replacement director, subject to the qualification requirements of Section 8(b), to fill such vacancy, and the Corporation shall take all necessary action to cause such replacement director to be appointed promptly.

(d)	Termination of Rights. The rights set forth in this Section 8 shall terminate at such time as the Holders (and their Affiliates) collectively hold less than fifteen percent (15%) of the total shares of Series AAA Preferred Stock issued or issuable upon the conversion of the Series B Shares issued at the Series B Closing Date.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences and Rights to be duly executed by its Chief Executive Officer, this ______ day of ____________, 2026.

By:
	Name:	Edmund Nabrotzky
	Title:	Chief Executive Officer

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES AAA PREFERRED STOCK)

The undersigned being the Holder of CID Holdco, Inc., a Delaware corporation (the “Corporation”), Series AAA Convertible Non-Redeemable Preferred Stock (the “Series AAA Preferred Stock”) hereby elects to convert the number of shares of Series AAA Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, according to the conditions as set forth in the Certificate of Designation of Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated July 22, 2026. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series AAA Preferred Stock owned prior to Conversion:

Number of shares of Series AAA Preferred Stock to be Converted:

Stated Value of shares of Series AAA Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series AAA Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: ______________________________

Account no: _____________________________

[HOLDER]

By:
Name:
Title:

EXHIBIT C

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

[Attached hereto]

Executed Version

CERTIFICATE OF DESIGNATION OF PREFERENCES

AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CID HOLDCO, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

CID HOLDCO, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on _______________, 2026:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) designated as the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series B Convertible Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate of Designation”) is hereby approved as follows:

Section 1.  Designation of Amount.

(a)	800,000 shares of Preferred Stock shall be, and hereby are, designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), par value $0.0001 per share.

(b)	Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series B Preferred Stock may be increased or decreased by written resolution duly adopted by the Board of Directors, or a duly authorized committee thereof, and the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series B Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series B Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

Section 2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural). In addition, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time in accordance with their terms and the terms of the Certificate of Incorporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(d).

“Conversion Price” shall mean $5.00 per share.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Dividend” shall have the meaning set forth in the Purchase Agreement.

“Holder” means any holder of Series B Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Legacy Dividend” shall have the meaning set forth in the Purchase Agreement.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated July 22, 2026, by and between the Corporation and the Purchaser defined therein (as may be amended or restated from time to time).

“Release Conditions” shall have the meaning set forth in the Purchase Agreement.

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series B Preferred Stock.

“Restricted Account” shall have the meaning set forth in the Purchase Agreement.

“Restricted Account Agreement” shall have the meaning set forth in the Purchase Agreement.

“Restricted Account Trigger Event” shall have the meaning set forth in the Purchase Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Closing Date” shall mean the date of closing on the issuance and sale to the Purchaser of shares of Series B Preferred Stock in accordance with the terms of the Purchase Agreement.

“Series B Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series B Preferred Stock of $5.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series B Preferred Stock.

Section 3.  Voting Rights.

(a)	Non-Voting Stock. The Series B Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws of) holders of Common Stock, except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designation. For the avoidance of doubt, the Series B Preferred Stock shall not be entitled to vote on an as-converted basis at any time prior to conversion into Series AAA Preferred Stock in accordance with Section 6 hereof.

(b)	Limited Voting Rights. So long as at least fifteen percent (15%) of the total shares of Series B Preferred Stock issued at the Series B Closing Date are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders and the affirmative vote of the holders of a majority of the Common Stock:

(i)	alter, repeal or change the powers, preferences or rights of the Series AAA Preferred Stock or the Series B Preferred Stock or alter or amend this Certificate of Designation so as to adversely affect the Series AAA Preferred Stock or the Series B Preferred Stock;

(ii)	supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series AAA Preferred Stock or the Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

(iii)	increase or decrease (other than by conversion) the number of authorized shares of Series AAA Preferred Stock or Series B Preferred Stock; or

(iv)	enter into any agreement with respect to any of the foregoing.

Section 4.  Dividends.

The shares of Series B Preferred Stock shall not have or confer, and the holders of the outstanding shares of Series B Preferred Stock shall not have, any right or entitlement to receive or otherwise participate in any dividend or distribution declared or paid by the Board of Directors or the Corporation, including any Dividend or Legacy Dividend, and no dividend shall accrue or be payable on any shares of Series B Preferred Stock or the Conversion Shares.

Section 5.  Liquidation Preference.

(a)	Ranking. The Series B Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (“Junior Securities”); and (iii) on parity with the Series AA Preferred Stock, Series AAA Preferred Stock, and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b)	Distribution Upon Dissolution. Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation (other than distributions that would otherwise constitute Dividends or Legacy Dividends) to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series B Preferred Stock held by such Holder equal to the Stated Value. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, the holders of Series B Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series B Preferred Stock and Parity Securities were paid in full.

(c)	No Deemed Dissolution. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Section 6.  Conversion Rights.

(a)	Conversion Upon Stockholder Approval. Immediately upon receipt of the Stockholder Approval and the filing by the Corporation of the Certificate of Designation of Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock with the Secretary of State of the State of Delaware, the Holder shall cause such number of outstanding shares of Series B Preferred Stock to convert into shares of Series AAA Preferred Stock that is equal to the product of (x) the number of outstanding shares of Series B Preferred Stock, and (y) a fraction, (i) the numerator of which is equal to the total amount of funds released from the Restricted Account or required to be released from the Restricted Account as of the receipt of Stockholder Approval, and (ii) the denominator of which is the total amount of funds deposited into the Restricted Account on or prior to the date of the Series B Closing Date. The number of shares of Series AAA Preferred Stock issuable upon conversion of each share of Series B Preferred Stock shall be determined by dividing (i) the Stated Value of such share of Series B Preferred Stock by (ii) the Stated Value of one share of Series AAA Preferred Stock (such that the conversion is on a dollar-for-dollar basis). Each Holder shall thereafter have all rights and be subject to all obligations of a holder of Series AAA Preferred Stock under the Series AAA Certificate of Designation.

(b)	No Conversion Into Common Stock. For the avoidance of doubt, the Series B Preferred Stock shall not be convertible into Common Stock.

(c)	[Reserved.]

(d)	Exercise of Conversion Privilege. In order to effect the conversion set forth in Section 6(a), the holder of the applicable share(s) of Series B Preferred Stock shall, (i) provide written notice in the form attached hereto as Annex A (a “Conversion Notice”) to the Corporation, that the Holder elects to convert all such shares of Series B Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such shares of Series B Preferred Stock, duly endorsed or assigned to the Corporation in blank. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Series AAA Preferred Stock to be issued and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Conversion Notice to the Corporation (such date, the “Conversion Time”). If no Conversion Time is specified in a Conversion Notice, the Conversion Time shall be as of immediately prior to the close of business on the Business Day that such Conversion Notice is delivered to the Corporation, or if such day is not a Business Day or if the Conversion Notice is delivered after regular business hours, the next Business Day. The shares of Series AAA Preferred Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall issue and shall deliver a certificate or certificates for the number of full shares of Series AAA Preferred Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued). In the case of any certificate evidencing shares of Series B Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series B Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(e)	Fractional Shares. Fractional shares of Series AAA Preferred Stock may not be issued in connection with any conversion of the Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Stated Value of one share of Series AAA Preferred Stock.

(f)	No Anti-Dilution Adjustments. No anti-dilution adjustments shall apply to the Series B Preferred Stock. Upon conversion into Series AAA Preferred Stock, the Holders shall be entitled to the benefit of all anti-dilution protections set forth in the Series AAA Certificate of Designation. For the avoidance of doubt, the issuance of the Series B Preferred Stock shall be treated as, and shall be deemed to constitute, a “Dilutive Issuance” for purposes of, and in accordance with, Section 6(f) of the Series AAA Certificate of Designation, pursuant to which the Conversion Price of the Series AAA Preferred Stock is subject to adjustment as a result of such issuance.

(g)	Corporation to Reserve Series AAA Preferred Stock. Following the receipt of Stockholder Approval, the Corporation shall reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Series AAA Preferred Stock, for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Series AAA Preferred Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock.

Section 7.  Company Call Right.

(a)	Right to Redeem. At any time following the filing by the Corporation of a listing transfer application to the Nasdaq Capital Market and prior to the automatic conversion of the Series B Preferred Stock in accordance with Section 6, the Corporation shall have the right (the “Company Call Right”) to the extent such funds have not been released from the Restricted Account to redeem up to an aggregate of $1,000,000 of Stated Value of Series B Preferred Stock at a price per share equal to the Stated Value, payable from the Restricted Account. Notwithstanding anything to the contrary in this Section 7, the Company Call Right shall not be exercisable if at the time of exercise of the Company Call Right the Corporation is not then, or to the extent that exercise of the Company Call Right shall result, after giving effect to the exercise of the Company Call Right, in the Corporation no longer being, in compliance with the applicable listing rules of the Trading Market.

(b)	Exercise of Call Right. To exercise the Company Call Right, the Corporation shall deliver written notice to the Holders not less than five (5) Business Days prior to the intended redemption date (the “Call Redemption Date”), specifying the number of shares to be redeemed and the Call Redemption Date. On the Call Redemption Date, the Corporation shall pay the applicable redemption price from the Restricted Account to the Holders on a pro rata basis (based on the number of shares of Series B Preferred Stock held by each Holder relative to the total number of shares of Series B Preferred Stock then outstanding).

(c)	Expiration. The Company Call Right shall automatically and irrevocably expire upon the earliest to occur of: (i) the conversion of all outstanding shares of the Series B Preferred Stock in accordance with Section 6; (ii) the occurrence of a Restricted Account Trigger Event, and (iii) the Stockholder Approval.

(d)	No Mandatory Redemption. For the avoidance of doubt, the Corporation shall have no obligation to redeem any shares of Series B Preferred Stock at any time. The Company Call Right is permissive, not mandatory, and the failure to exercise the Company Call Right shall not constitute a breach or default under this Certificate of Designation or any other agreement.

Section 8. Trigger Event Remedies.

(a)	Board Designation Rights. Upon the occurrence of a Restricted Account Trigger Event, the Requisite Holders shall be immediately entitled to designate such number of directors as shall constitute a majority of the then-current members of the Board of Directors of the Corporation, and in any event no less than three (3) individuals (collectively, the “Trigger Event Designees”). The right of the Holders to designate a majority of the Board of Directors pursuant to this Section 8(a) shall be self-executing upon the delivery of written notice by the Requisite Holders to the Corporation specifying the Trigger Event Designees and shall not require any further action by the Corporation, the Board of Directors, or the stockholders of the Corporation. The Corporation shall take all necessary action to cause the Trigger Event Designees to be appointed to the Board of Directors within two (2) Business Days following delivery of such notice, including, without limitation, (i) increasing the size of the Board of Directors to accommodate the Trigger Event Designees or (ii) seeking the resignation of such number of existing directors as is necessary to create the requisite vacancies. The Holders shall designate a sufficient number of Trigger Event Designees in order for the Corporation to satisfy the “independence” requirements and other requirements applicable to members of the audit committee and compensation committee, in each case, as set forth in the listing rules of the Trading Market and under the federal securities laws in order to be nominated to the Board of Directors. Notwithstanding anything to the contrary in the foregoing, the foregoing rights of the Holders shall be at all times be subject to, and in compliance with the listing rules of the Trading Market, including, if applicable, Nasdaq Listing Rule 5640. If the Trading Market informs the Corporation that it is not in compliance with its listing requirements as a result of the Holders’ rights contained herein, the Holders shall cooperate with the Corporation to remedy such non-compliance promptly, including, without limitation, proportionately reducing the rights of the Holders to appoint the Trigger Event Designees hereunder.

(b)	Restricted Account Authority. Upon the occurrence of a Restricted Account Trigger Event, the Lead Investor shall immediately assume sole signatory authority over the Restricted Account, and the Corporation shall take all actions and execute all documents necessary to effectuate such transfer of authority, in accordance with the terms of the Restricted Account Agreement.

(c)	Optional Redemption by Holders. At the election of the Requisite Holders (exercisable by written notice to the Corporation within thirty (30) days following the occurrence of a Restricted Account Trigger Event), the Corporation shall redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Stated Value (the “Trigger Redemption Price”), payable from the Restricted Account to the extent funds have not been released prior to the date thereof within five (5) Business Days following the Corporation’s receipt of such notice.

(d)	Removal and Vacancies. Any Trigger Event Designee designated pursuant to Section 8(a) may be removed (with or without cause) only by the affirmative vote or written consent of the Requisite Holders. In the event of any vacancy in a directorship held by a Trigger Event Designee (whether by reason of death, resignation, removal, or otherwise), the Requisite Holders shall have the exclusive right to designate a replacement director to fill such vacancy.

(e)	Termination of Trigger Event Rights. The rights set forth in this Section 8 shall terminate upon the conversion of the Series B Preferred Stock into Series AAA Preferred Stock in accordance with Section 6; provided, that if a Restricted Account Trigger Event has occurred prior to such conversion, the rights hereunder shall survive until the earlier of (i) a written waiver by the Requisite Holders and (ii) the cure of such Restricted Account Trigger Event to the satisfaction of the Requisite Holders.

Section 9. Restricted Account

The aggregate purchase price paid by the Purchaser for the Series B Preferred Stock shall be deposited into and held in the Restricted Account established pursuant to Section 4.23 of the Purchase Agreement and the Restricted Account Agreement. No funds shall be released from the Restricted Account except in compliance with the Release Conditions set forth in Section 4.23(b) of the Purchase Agreement, or upon the exercise of the Company Call Right pursuant to Section 7 hereof, or upon redemption pursuant to Section 8(c) hereof. In the event of any conflict between this Certificate of Designation and the terms of the Restricted Account Agreement with respect to the Restricted Account, the terms of the Restricted Account Agreement shall control.

Section 10.  Waiver.

Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series B Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences and Rights to be duly executed by its Chief Executive Officer, this ______ day of ____________, 2026.

By:
	Name:	Edmund Nabrotzky
	Title:	Chief Executive Officer

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned being the Holder of CID Holdco, Inc., a Delaware corporation (the “Corporation”), Series B Convertible Preferred Stock (the “Series B Preferred Stock”) hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share (the “Series AAA Preferred Stock”), of the Corporation, according to the conditions as set forth in the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Series AAA Preferred Stock are to be issued in the name of a Person other than the undersigned, the undersigned holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated July 22, 2026. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Stated Value of shares of Series B Preferred Stock to be Converted:

Number of shares of Series AAA Preferred Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series B Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: ______________________________

Account no: _____________________________

[HOLDER]

By:
Name:
Title:

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

[Attached hereto]

Execution Version

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of July [   ], 2026, by and between CID Holdco, Inc., a Delaware corporation (the “Company”), Alumni Capital LP, a Delaware limited partnership (the “Investor”), and each purchaser identified on the Annex A hereto (each, including its successors and assigns, together with the Lead Investor, an “Investor” and collectively, the “Investors”).

The parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings. In addition, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Investor” and “Investors” has the meaning set forth in the first paragraph. As used herein, “Investor” shall include any Affiliate (as defined in the Purchase Agreement) or permitted transferee of an Investor who is a subsequent holder of Registrable Securities, unless the context requires otherwise.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated July 22, 2026, by and between the Company and the Investors (as may be amended or restated from time to time).

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” has the meaning set forth in the Purchase Agreement and includes any other securities issued or issuable with respect to or in exchange for Conversion Shares (as defined in the Purchase Agreement), whether by merger, charter amendment or otherwise; provided, that a security shall cease to be a Registrable Security upon the earliest of: (A) sale pursuant to a Registration Statement or Rule 144 under the Securities Act, or (B) such security becoming eligible for sale without restriction by the applicable Investor holding such security pursuant to Rule 144, including without any manner of sale or volume limitations, and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

“Registration Liquidated Damages” has the meaning set forth in Section 2(d)(i).

[Certain information indicated by [***] has been excluded from this Exhibit E to Exhibit 10.1 because it is not material.]

“Registration Statement” has the meaning set forth in the Purchase Agreement and shall include all amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference in such registration statement.

“Lead Investor” has the meaning set forth in the first paragraph.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets (or any successors to any of the foregoing).

2. Registration.

(a) Registration Statements.

(i) Promptly following the Series AA Closing Date but no later than thirty (30) days after the Series AA Closing Date (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement covering the resale of all of the Registrable Securities, unless the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 or otherwise, be registered for resale as a secondary offering on a single Registration Statement, subject to the provisions of Section 2(e). Subject to any SEC comments, such Registration Statement shall include the plan of distribution, substantially in the form and substance attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in such Registration Statement without such Investor’s prior written consent and subject to the provisions of Section 2(e). Except to the extent the Company is required to include shares of Common Stock or other securities for the account of any other holder pursuant to the terms of an agreement to which the Company is a party prior to the date of this Agreement, such Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of each respective Investor. Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to each Investor prior to its filing or other submission.

(ii) The Registration Statement referred to in Section 2(a)(i) shall be on Form S-3 or, in the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or such other form as is available to the Company and (ii) so long as Registrable Securities remain outstanding, promptly following the date (the “Qualification Date”) upon which the Company becomes eligible to use a registration statement on Form S-3 to register the Registrable Securities for resale, but in no event more than forty-five (45) days after the Qualification Date (the “Qualification Deadline”), file a registration statement on Form S-3 covering the Registrable Securities (or a post-effective amendment on Form S-3 to a registration statement on Form S-1) (a “Shelf Registration Statement”) and use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable thereafter; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Shelf Registration Statement covering the Registrable Securities has been declared effective by the SEC; provided, however, that the Qualification Deadline shall be extended by an additional thirty (30) days for the preparation and availability of any pro forma financial statements or other financial statements required to be included pursuant to Rule 3-05 or Article XI of Regulation S-X in connection with the Asset Sale (as defined in the Purchase Agreement) or any business combination or similar transaction approved by the Board of Directors after the Series AA Closing Date (as defined in the Purchase Agreement).

(iii) The Company shall not file any other registration statement with the SEC (other than (A) registration statements on Form S-8 or any successor form relating to employee benefit plans, (B) amendments to registration statements filed prior to the date of this Agreement so long as no new securities are registered on any such existing registration statements, and (C) registration statements filed in connection with an Exempt Issuance (as defined in the Purchase Agreement)) until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the SEC.

(b) Expenses. The Company will pay all reasonable expenses associated with each Registration Statement, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold or any fees of the Lead Investor’s counsel.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have each Registration Statement declared effective as soon as commercially reasonably practicable after such Registration Statement has been filed with the SEC and following the receipt of Stockholder Approval (as defined in the Purchase Agreement). The Company shall notify the Lead Investor by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall provide the Lead Investor with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) For not more than thirty (30) consecutive days or for a total of not more than seventy-five (75) days in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Lead Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investor) disclose to any Investor any material nonpublic information giving rise to an Allowed Delay, (b) advise the Lead Investor in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable. Notwithstanding this Section 2(c)(ii), the Allowed Delay shall be extended for an additional fifteen (15) consecutive days and thirty (30) days (for a total of one hundred five (105) days) in any twelve (12) month period for any suspension in the use of any Prospectus included in any Registration Statement contemplated by this Section 2(c)(ii) to the extent required for the preparation and availability of any pro forma financial statements or other financial statements required to be included pursuant to Rule 3-05 or Article XI of Regulation S-X in connection with the Asset Sale or any business combination or similar transaction approved by the Board of Directors after the Series AA Closing Date.

(d) Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement.

(i) If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty (the “Registration Liquidated Damages”), in an amount equal to one-half of one percent (0.5%) of the aggregate amount invested by such Investor for the initial day of failure to file such Registration Statement by the Filing Deadline and for each subsequent 30-day period (pro rata for any portion thereof) thereafter for which no such Registration Statement is filed with respect to the Registrable Securities, subject to an aggregate maximum amount payable in liquidated damages by the Company under this Section 2(d)(i) of three percent (3.0%) of the aggregate amount invested by such Investor. Such payments shall be made to each Investor in cash no later than ten (10) Business Days after the end of the date of the initial failure to file such Registration Statement by the Filing Deadline and each subsequent 30-day period (pro rata for any portion thereof) until such Registration Statement is filed with respect to the Registrable Securities. Interest shall accrue at the rate of one-half of one percent (0.5%) per month on any such liquidated damages payments that shall not be paid by the applicable payment date until such amount is paid in full. Notwithstanding anything to the contrary in this Section 2(d)(i), the Company shall not be obligated to pay any Registration Liquidated Damages to an Investor to the extent due to any delay caused by such Investor or its Affiliates.

(ii) If, following receipt of Stockholder Approval, (A) a Registration Statement covering the Registrable Securities is not declared effective by the SEC prior to the earlier of (i) five (5) Business Days after the SEC informs the Company that no review of such Registration Statement will be made or that the SEC has no further comments on such Registration Statement or (ii) the 90th day after the Series AA Closing Date (or the 120th day after the Series AA Closing Date if the SEC reviews such Registration Statement); provided, however, that such time periods shall be tolled on a day-for-day basis for so long as the Company’s audited financial statements are stale pursuant to Rule 3-12(b) of Regulation S-X or for up to an additional thirty (30) days for the preparation and availability of any pro forma financial statements or other financial statements required to be included pursuant to Rule 3-05 or Article XI of Regulation S-X in connection with the Asset Sale or any business combination or similar transaction approved by the Board of Directors after the Series AA Closing Date, or (B) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including, without limitation, by reason of a stop order or the Company’s failure to update such Registration Statement), but excluding any Allowed Delay or other delay pursuant to Section 2(c)(ii) or the inability of an Investor to sell the Registrable Securities covered thereby due to market conditions (each of (A) and (B), a “Maintenance Failure”), then the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty (the “Effectiveness Liquidated Damages” and together with the Registration Liquidated Damages, the “Liquidated Damages”), in an amount equal to one-half of one percent (0.5%) of the aggregate amount invested by such Investor for the initial day of a Maintenance Failure and for each 30-day period (pro rata for any portion thereof) thereafter until the Maintenance Failure is cured, subject to an aggregate maximum amount payable in liquidated damages by the Company under this Section 2(d)(ii) of three percent (3.0%) of the aggregate amount invested by such Investor. The Effectiveness Liquidated Damages shall be paid monthly within ten (10) Business Days of the end of the date of such Maintenance Failure and each subsequent 30-day period (pro rata for any portion thereof), as applicable. Such payments shall be made to each Investor then holding Registrable Securities in cash. Interest shall accrue at the rate of one-half of one percent (0.5%) per month on any such liquidated damages payments that shall not be paid by the applicable payment date until such amount is paid in full. Notwithstanding anything to the contrary in this Section 2(d)(ii), the Company shall not be obligated to pay any Effectiveness Liquidated Damages to an Investor to the extent due to any delay caused by such Investor or its Affiliates.

(iii) The parties agree that (1) notwithstanding anything to the contrary herein or in the Purchase Agreement, no Liquidated Damages shall be payable with respect to any period after the expiration of the Effectiveness Period (it being understood that this sentence shall not relieve the Company of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period), and in no event shall the aggregate amount of Liquidated Damages payable to an Investor (including accrued interest), in the aggregate, exceed five percent (5.0%) of the aggregate purchase price paid by the Investor pursuant to the Purchase Agreement, and (2) except with respect to (A) the initial day of failure to file a Registration Statement by the Filing Deadline and (B) the initial day of any Maintenance Failure, in no event shall the Company be liable in any thirty (30) day period for Liquidated Damages under this Agreement in excess of one-half of one percent (0.5%) of the aggregate purchase price paid by the Investor pursuant to the Purchase Agreement. Notwithstanding anything herein to the contrary, any Public Information Failure Payments made by the Company pursuant to Section 4.12 of the Purchase Agreement shall reduce, dollar for dollar, any Liquidated Damages payable under this Section 2(d) with respect to the same period and the same Registrable Securities, and vice versa, such that an Investor shall not be entitled to duplicative recovery for overlapping failures.

(iv) Notwithstanding the foregoing, the Company and each Investor agree that the Company will not be liable for any Liquidated Damages under this Section 2(d) with respect to any Registrable Securities prior to their issuance. The Liquidated Damages described in this Section 2(d) shall constitute an Investor’s exclusive monetary remedy for any failure to meet the Filing Deadline and for any Maintenance Failure, but shall not affect the right of the Investor to seek injunctive relief.

(v) In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or any Investor’s allocated portion of the Registrable Securities, the Company shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover such Registrable Securities. The Company shall use its commercially reasonable efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC. The calculation of the applicable amount of Registrable Securities shall be made without regard to any limitations on conversion of the Preferred Stock (as defined in the Purchase Agreement).

(e) Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Investor to be named as an “underwriter,” the Company shall use commercially reasonable efforts to advocate before the SEC its reasonable position that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Investor is not an “underwriter.” The Lead Investor shall have the right to select one legal counsel at its own expense to review and oversee any registration or matters pursuant to this Section 2(e), including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2(e), the SEC does not alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor, in which case, the Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company and, thereafter, the Company’s obligation to register the Investor’s Registrable Securities shall be deemed satisfied pursuant to Section 2(a)(i), or (ii) be included as such in the Registration Statement. Any cut-back imposed pursuant to this Section 2(e) shall be applied first to any of the Registrable Securities as each Investor shall designate, unless the SEC Restrictions otherwise require or provide. The Company’s obligations to register the Registrable Securities shall be deemed satisfied pursuant to Section 2(a)(i) and no liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut Back Shares (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 2 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use commercially reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein and the liquidated damages provisions relating thereto) shall again be applicable to such Cut Back Shares; provided, however, that (i) the Filing Deadline and/or the Qualification Deadline, as applicable, for such Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares under Section 2(d) shall be the 90th day immediately after the Restriction Termination Date (or the 120th day if the SEC reviews such Registration Statement).

3. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement, as amended from time to time, have been sold, and (ii) the date on which all Conversion Shares cease to be Registrable Securities (the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) provide copies to and permit the Lead Investor to review each Registration Statement and all amendments and supplements thereto no fewer than two (2) days prior to their filing with the SEC and to furnish reasonable comments thereon;

(d) furnish to each Investor whose Registrable Securities are included in any Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by such Investor, one (1) copy of any Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by such Registration Statement;

(e) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

(f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Lead Investor and its counsel in connection with the registration or qualification of such Registrable Securities for the offer and sale under the securities or blue sky laws of such jurisdictions requested by the Lead Investor and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on the Trading Market;

(h) promptly notify the Lead Investor, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that such notice shall not, without the prior written consent of the Lead Investor, disclose to any Investor any material nonpublic information regarding the Company), and promptly prepare, file with the SEC and furnish to the Lead Investor a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Lead Investor in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, any Investor is required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this subsection 3(i), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter);

(j) if requested by an Investor, (i) as soon as reasonably practicable, incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as reasonably practicable, make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as reasonably practicable, supplement or make amendments to any Registration Statement if reasonably requested by the Investor;

(k) within one (1) Business Day after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, deliver to the transfer agent for such Registrable Securities (with copies to the Lead Investor) confirmation that such Registration Statement has been declared effective by the SEC; and

(l) with a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, covenant and agree to: (i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold or shall have otherwise ceased to be Registrable Securities; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Registrable Securities, such non-publicly available information as may be reasonably requested and subject in all respects to applicable federal securities laws, in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

4. Due Diligence Review; Information. The Company shall, upon reasonable prior notice, make available, during normal business hours and for reasonable periods, for inspection and review by the Lead Investor, and advisors to and representatives of the Lead Investor (who may or may not be affiliated with the Lead Investor and who are reasonably acceptable to the Company) (collectively, the “Inspectors”), all pertinent financial and other records, and all other pertinent corporate documents and properties of the Company (collectively, the “Records”), as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Inspectors (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of such Registration Statement for the sole purpose of enabling the Lead Investor and its accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement; provided, however, that each Inspector shall have agreed in writing to hold in strict confidence and to not make any disclosure (except to the Lead Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Section 4 or any other Transaction Document (as defined in the Purchase Agreement).

Notwithstanding the foregoing, the Company shall not disclose or be required to disclose material nonpublic information to any Investor, or to advisors to or representatives of an Investor, unless prior to the disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investor, such advisors and such representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and the Investor wishing to obtain such information enters into an appropriate confidentiality and non-use agreement with the Company with respect thereto.

5. Obligations of the Investors.

(a) Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request. At least three (3) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor if such Investor elects to have any of the Registrable Securities included in such Registration Statement. Each Investor shall provide such information, including but not limited to a completed questionnaire substantially in the form of Exhibit B, to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any of the Registrable Securities included in such Registration Statement.

(b) Each Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until such Investor is advised by the Company that such dispositions may again be made.

(d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.

6.  Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees and agents, and each other person, if any, who controls such Investor within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof or (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, and will reimburse each Investor, and each such officer, director, member, employee, agent and each such controlling person for any legal or other documented, out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability (or action in respect thereof); provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (a) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus; (b) the use by such Investor of an outdated or defective Prospectus after the Company has notified such Investor in writing that such Prospectus is outdated or defective; (c) such Investor’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not otherwise exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities; or (d) such Investor’s bad faith, gross negligence, recklessness, fraud or willful misconduct.

(b) Indemnification by the Investors. Each Investor agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by or on behalf of such Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. Except to the extent that any such losses, claims, damages, liabilities or expenses are finally judicially determined to have resulted from such Investor’s bad faith, gross negligence, recklessness, fraud or willful misconduct, in no event shall the liability of such Investor be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Investor in connection with any claim relating to this Section 6 and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission) received by such Investor upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ a separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ a separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. Except to the extent that any such losses, claims, damages or liabilities are finally judicially determined to have resulted from a holder of Registrable Securities’ bad faith, gross negligence, recklessness, fraud or willful misconduct, in no event shall the contribution obligation of such holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 6 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7.  Miscellaneous.

(a) Effective Date. This Agreement shall be effective as of the Series AA Closing Date.

(b) Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lead Investor or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that prior to the Series AA Closing the consent of all Investors shall be required. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. The Company, on the one hand, and each Investor, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Investor or the Company, respectively, with any term or provision of this Agreement or any condition hereto to be performed, complied with or satisfied by such Investor or the Company, respectively. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(c) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(c)).

(d) Assignments and Transfers by the Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of each Investor, its Affiliates and their respective successors and assigns. Each Investor may transfer or assign, in whole or from time to time in part, to one or more Persons (including, for avoidance of doubt, its Affiliates) its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such person, provided that such Investor complies with all laws applicable thereto, and the provisions of the Purchase Agreement, and provides written notice of assignment to the Company promptly after such assignment is effected, and such Person agrees in writing to be bound by all of the provisions contained herein.

(e) Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Lead Investor, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person (as defined in the Purchase Agreement), from and after the effective time of such transaction, such Person shall, by virtue of such transaction and without prior written consent of the Lead Investor, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Investors in connection with such transaction unless such securities are otherwise freely tradable by the Investors after giving effect to such transaction.

(f) Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(j) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(l) Governing Law. This Agreement shall be exclusively governed by, and exclusively construed in accordance with, the laws of the State of New York. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

(m) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

CID HOLDCO, INC.	Address for Notice:

By:
Name:	E-Mail:
Title:

With a copy to (which shall not constitute notice):

Email:

ALUMNI CAPITAL LP		Address for Notice:
601 Brickell Key Dr Suite 700
By:		Miami, FL 33131
Name:	Ashkan Mapar	E-Mail: operations@alumnicapital.com
Title:	General Partner

With a copy to (which shall not constitute notice):		Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 26th floor
New York, NY 10036 Attn: Ross Carmel
Email: rcarmel@srfc.law

VERIDIS CAPITAL, LLC		Address for Notice:
777 Brickell Avenue, Suite 500
By:		Miami, FL, 33131
Name:	Arnoldo Nunez III	E-Mail: arnoldo@veridiscapital.com
Title:	Manager

[Signature Page to Registration Rights Agreement]

Annex A

Schedule of Investors

Investor	Purchase Price		Series AA Shares	Series B Shares
Alumni Capital LP	$	[* * *]	[* * *]	[* * *]
Veridis Capital, LLC	$	[* * *]	[* * *]	[* * *]
Total:		$6,000,000.00	400,000	800,000

[* * *] Indicates material that has been redacted from this Exhibit E to Exhibit 10.1 because it is confidential and not material.

Exhibit A

Plan of Distribution

[* * *]

[* * *] Indicates material that has been redacted from this Exhibit E to Exhibit 10.1 because it is confidential and not material.

Exhibit B

Selling Stockholder Notice and Questionnaire

[* * *]

[* * *] Indicates material that has been redacted from this Exhibit E to Exhibit 10.1 because it is confidential and not material.

EXHIBIT F

FORM OF VOTING AGREEMENT

[Attached hereto]

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July [   ], 2026 (this “Voting Agreement”), is entered into by and among the individuals listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”), and CID Holdco, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement (as defined below).

WHEREAS, contemporaneously with the execution and delivery of this Voting Agreement, the Company has entered into a Securities Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), dated as of the date hereof, with the investors signatory thereto (each, an “Investor” and collectively, the “Investors”);

WHEREAS, upon the terms and subject to the conditions set forth therein, the Company will issue to the Investors, and the Investors will purchase, the Series AA Shares and Series B Shares;

WHEREAS, as of the date hereof, each Stockholder owns the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth after its name on Exhibit A (all such shares, together with all shares of Common Stock hereinafter acquired by each Stockholder, the “Shares”); and

WHEREAS, in order to induce the Investors to enter into the Purchase Agreement and to consummate the transactions contemplated therein, each Stockholder is executing and delivering to the Investors this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (a) receipt of Stockholder Approval, and (b) such date and time as the Purchase Agreement shall be terminated in accordance with its terms (whichever is earlier, the “Expiration Time”), each Stockholder, in its capacity as a stockholder of the Company, agrees that, at the Stockholders Meeting and any subsequently postponed, rescheduled or subsequent meeting to approve the proposals therein, if applicable, and/or in connection with any written consent of the Company’s Stockholders related to the Stockholder Approval (all meetings or consents related to the Purchase Agreement, collectively referred to herein as the “Meeting”), such Stockholder shall:

(a)	when the Meeting is held, appear in person or by proxy at the Meeting or otherwise cause its Shares to be counted as present for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares in favor of the proposals for the Stockholder Approval, in each case, subject to and in accordance with the terms of the Purchase Agreement (as may be amended or restated from time to time); and

(c)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares against any other action that would reasonably be expected to (i) impede, interfere with, frustrate, delay, or postpone the Stockholder Approval, (ii) result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Purchase Agreement or (iii) result in a material breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Voting Agreement.

2. Restrictions on Transfer. Unless this Voting Agreement is terminated in accordance with the provisions hereof, each Stockholder agrees that it shall not sell, assign or otherwise transfer any of its Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Voting Agreement in a form reasonably acceptable to the Lead Investor. The Company shall not register any sale, assignment or transfer of any Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. No Inconsistent Agreements. Each Stockholder agrees not to take any action that would have the effect of making any representation or warranty of such Stockholder contained herein untrue or incorrect or delaying, preventing or disabling the Stockholder from performing any of his or her obligations under this Voting Agreement in accordance with its terms.

4. Waiver. Each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Purchase Agreement.

5. Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the proxy statement contemplated by the Purchase Agreement (and, as and to the extent otherwise required by applicable securities laws or the Commission or any other securities authorities, any other documents or communications provided by any Investor or the Company to any governmental authority) of such Stockholder’s identity and beneficial ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Voting Agreement and, if deemed appropriate by the Lead Investor or the Company, a copy of this Voting Agreement. Each Stockholder will promptly provide any information reasonably requested by the Lead Investor or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Purchase Agreement (including filings with the Commission).

6. Stockholder Representations. Each Stockholder represents and warrants to the Investors and the Company, as of the date hereof, that:

(a)	If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and the execution, delivery and performance of this Voting Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Stockholder;

(b)	this Voting Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Voting Agreement, this Voting Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(c)	the execution and delivery of this Voting Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) if such Stockholder is an entity, conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Voting Agreement;

(d)	there are no Proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Voting Agreement;

(e)	such Stockholder has good title to its Shares, free and clear of any Liens other than Permitted Liens, and such Stockholder has the sole power to vote or cause to be voted its Shares;

(f)	the Shares listed opposite such Stockholder’s name on Exhibit A are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by such Stockholder as of the date hereof, and, other than as disclosed on Exhibit A, none of its Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of Shares that is inconsistent with such Stockholder’s obligations pursuant to this Voting Agreement; and

(g)	such Stockholder has not made nor is making any representations and warranties, express or implied, at law or in equity, other than as set forth in this Section 6.

7. Termination. This Voting Agreement and all of its provisions shall automatically terminate, without any further action of any of the parties, and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Stockholders, the Lead Investor and the Company. Upon such termination of this Voting Agreement, all obligations of the parties under this Voting Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof. This Section 7 shall survive the termination of this Voting Agreement.

8. Entire Agreement; Amendment. This Voting Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Voting Agreement cannot be amended, except by a writing signed by each of (i) the Company and (ii) Stockholders holding at least a majority of the Shares, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

9. Assignment. No party hereto may, except as set forth herein, assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Voting Agreement shall be binding on each Stockholder and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

10. Counterparts. This Voting Agreement may be executed in any number of original, electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Voting Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures (each of which may be an electronic signature, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or comparable law, e.g., www.docusign.com) of all other parties.

11. Severability. This Voting Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Voting Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Voting Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. Governing Law; Waiver of Jury Trial. Sections 5.8 and 5.20 of the Purchase Agreement are incorporated by reference herein, mutatis mutandis, to apply with full force to any disputes arising under this Voting Agreement.

13. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Voting Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 5.3 of the Purchase Agreement to the applicable party, with respect to the Company, at the address set forth on its counterpart signature page to the Purchase Agreement, and, with respect to each Stockholder, at its address set forth on Exhibit A.

14. Adjustment for Stock Split. If, and as often as, there are any changes in the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Voting Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to each Stockholder and the Company and the Shares as so changed.

15. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

16. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Voting Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Voting Agreement. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

17. Representation. Each of the parties to this Voting Agreement acknowledges that it has read and understands the meaning of this Voting Agreement and been represented in connection with the signing of this Voting Agreement by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this Voting Agreement with legal counsel or voluntarily elected not to consult with legal counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, each Stockholder and the Company have each caused this Voting Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

By:
Name:	[●]

COMPANY:

CID HOLDCO, INC.

By:
Name:	[●]
Title:	[●]

[Signature Page to Voting Agreement]

Exhibit A

Stockholders

Stockholder	Number of Shares	Address for Notice
[●]	[●]	[●]
[●]	[●]	[●]

EXHIBIT G

EMPLOYMENT AGREEMENT

[Attached hereto]

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July [   ], 2026 (the “Agreement Date”), by and between SEE ID HOLDING Corp, a Nevada corporation (the “Company”), and Ryan Daiss (the “Executive”). The Company and the Executive are each referred to herein as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Employment

(a) Effective as of July [   ], 2026 (the “Effective Date”), the Company hereby employs the Executive as its President (the “Executive Position”), and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, the term “Executive Position” means the Executive’s service as the Company’s President or any successor executive position reporting directly to the Board and having substantially equivalent executive authority, duties and responsibilities, as determined by the Board in good faith from time to time. The Executive acknowledges that the allocation of responsibilities among the Company’s executive officers may reasonably evolve during the Term as the Company’s business, operations, management structure and strategic priorities develop, as determined by the Board in good faith; provided, however, that no such modification shall materially diminish the Executive’s overall authority, duties or responsibilities associated with the Executive Position, materially reduce the Executive’s role in the Company’s strategic direction, financing activities, capital markets initiatives, mergers and acquisitions or business development, or otherwise constitute Good Reason except as expressly provided in this Agreement.

During the Term, the Executive shall have the customary powers, duties, responsibilities and authority associated with the Executive Position of a publicly traded corporation of the size, type and nature of the Company, as such business may exist from time to time, subject to the oversight of the Board of Directors of the Company (the “Board”), the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time, and applicable law.

The Executive shall report directly to the Board and shall faithfully and diligently perform such duties as are customarily associated with the Executive Position, together with such additional duties as may be reasonably assigned by the Board consistent with the Executive’s position.

The Executive shall devote such time, attention and effort as is reasonably necessary to faithfully perform the duties associated with the Executive Position and to promote the best interests of the Company. The Executive’s service to the Company shall not prohibit or restrict the Executive from continuing to own, manage or participate in investment funds, family offices, investment vehicles, advisory businesses, consulting activities, private investments, board service or other business ventures, whether existing as of the Effective Date or established thereafter, provided that such activities do not constitute a material conflict of interest with the Company or materially impair the Executive’s ability to perform the Executive’s duties hereunder.

(b) During the Term, the Executive shall initially serve as President and shall have primary responsibility for the Company’s capital markets activities, financing strategy, mergers and acquisitions, business development, corporate strategy, strategic planning, investor relations and other strategic initiatives, together with such other strategic duties as may be assigned by the Board consistent with the Executive’s position. The Executive shall exercise oversight of the Company’s operations but shall not be principally responsible for the day-to-day management or operation of the Company’s business, which responsibilities shall be principally assigned to the other President or such other executive as designated by the Board. The Executive shall possess the authority customarily exercised in the Executive Position with respect to the Executive’s areas of responsibility.

[Certain information indicated by [***] has been excluded from this Exhibit E to Exhibit 10.1 because it is not material.]

The Company shall not, without the Executive’s prior written consent, materially diminish the Executive’s duties, authority or responsibilities in a manner inconsistent with the Executive’s services in the Executive Position or the allocation of responsibilities set forth herein, except in connection with a termination of the Executive’s employment in accordance with this Agreement. For the avoidance of doubt, any such material diminution shall constitute Good Reason under this Agreement.

(c) The Executive shall not be required to prepare, certify, approve or execute the Company’s financial statements, periodic reports, internal control certifications, disclosure controls and procedures, or certifications required pursuant to the Securities Exchange Act of 1934 or the rules promulgated thereunder, except to the extent required by applicable law or expressly approved in writing by the Executive. The Executive shall not be principally responsible for the preparation or accuracy of the Company’s financial statements or the day-to-day operation of the Company’s finance or accounting functions. Notwithstanding the foregoing, the Executive shall have the right to review and approve any press release, investor presentation or other public announcement relating to financing transactions, capital markets activities, strategic transactions, business development or other matters within the Executive’s areas of primary responsibility prior to its public dissemination, and no such communication shall be publicly released without the Executive’s prior approval, which approval shall not be unreasonably withheld.

2. Compensation

(a) Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $250,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to applicable withholding taxes. The Compensation Committee or the Board shall review the Base Salary no less frequently than annually and may increase, but not decrease, the Base Salary during the Term, except with the Executive’s written consent or as part of a generally applicable reduction affecting substantially all senior executives of the Company.

(b) Annual Performance Bonus. For each fiscal year during the Term, the Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) equal to the greater of:

(i) a target annual bonus equal to one hundred percent (100%) of the Executive’s then-current Base Salary, with the actual amount payable based on the level of achievement of the annual performance goals established by the Compensation Committee or the Board for the applicable fiscal year; or

(ii) seven and one-half percent (7.5%) of the excess, if any, of the Company’s Adjusted EBITDA for the applicable fiscal year, determined before giving effect to any bonus or incentive compensation payable pursuant to this Agreement, over the Baseline EBITDA.

The Annual Bonus shall be calculated promptly following completion of the Company’s annual audited financial statements based upon the Company’s Adjusted EBITDA, determined in accordance with the definition set forth in Section 9.

(c) Cash Compensation Cap. Notwithstanding anything contained herein to the contrary, the aggregate amount of Base Salary and cash Annual Bonus payable to the Executive during any fiscal year shall not exceed $1,000,000 (the “Annual Cash Compensation Limit”), unless otherwise approved by the Board.

Any Annual Bonus earned in excess of the Annual Cash Compensation Limit shall remain fully earned and shall be satisfied through the issuance of equity awards under the Company’s equity incentive plan or another form of equity approved by the Board. Such equity shall be valued based upon the Fair Market Value of the Company’s common stock on the applicable grant date or such other methodology approved by the Board.

(d) Equity Awards.

(i) Initial Restricted Stock Award. As an inducement to the Executive’s employment with the Company, the Company shall grant to the Executive, on the Effective Date, an award of shares of restricted Common Stock (the “Initial Restricted Stock Award”) representing two and one-half percent (2.5%) of the Company’s Issued and Outstanding immediately following the grant.

The Initial Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement approved by the Board and shall be subject to such vesting restrictions and other terms and conditions as set forth therein. Unless otherwise provided in the applicable award agreement, the restrictions on the Initial Restricted Stock Award shall lapse on the six (6) month anniversary of the Effective Date, provided the Executive remains continuously employed through such date.

(ii) Annual Equity Awards. During the Term, Executive shall be considered annually by the Compensation Committee for additional equity awards consistent with the Company’s executive compensation philosophy and market practices.

(iii) Executive Performance Equity Program. In addition to the Initial Restricted Stock Award and any Annual Equity Awards, the Executive shall be eligible to earn Performance Awards upon the achievement of the Performance Milestones set forth on Schedule A attached hereto.

The Parties acknowledge that the Executive Performance Equity Program is intended to directly align the Executive’s compensation with the creation of long-term stockholder value through strategic execution, disciplined capital allocation, operational performance and enterprise value creation.

Upon execution of this Agreement, the Board hereby approves the Executive Performance Equity Program and the issuance of the Performance Awards described on Schedule A. No further discretionary approval of the Board shall be required for any Performance Award, except for such ministerial corporate actions as are reasonably necessary to document, authorize and issue the applicable award.

Each Performance Award shall be automatically granted, earned and fully vested upon the Board’s determination that the applicable Performance Milestone has been achieved in accordance with this Agreement. The Board shall determine in good faith whether the applicable Performance Milestone has been achieved, based upon objective evidence, and shall not unreasonably withhold, condition or delay such determination. Any such determination shall be made promptly, and in any event within fifteen (15) business days following the occurrence of the applicable Performance Milestone.

The shares underlying any Performance Award shall be issued as soon as reasonably practicable following the applicable grant date, subject only to any required stockholder approval or approval under applicable law or applicable stock exchange rules. If such approval is required, the Executive’s right to the applicable Performance Award shall nevertheless be deemed fully granted, earned and vested upon achievement of the applicable Performance Milestone, and only the issuance of the underlying shares shall be deferred pending receipt of such approval. The Company shall use commercially reasonable efforts to obtain any such approval at the earliest practicable opportunity.

If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, all unearned Performance Awards shall remain outstanding and eligible to vest for a period of twelve (12) months following such termination. Any Performance Milestone achieved during such twelve (12) month period shall be deemed satisfied as though the Executive had remained continuously employed, provided that such Performance Milestone was materially attributable to initiatives, transactions or activities substantially led by the Executive prior to termination.

Notwithstanding the foregoing, if a definitive agreement for a Qualifying Fundamental Transaction has been executed prior to the Executive’s termination and such transaction is consummated within twelve (12) months following such termination, the corresponding Performance Award shall automatically become granted, earned and vested, unless the Executive’s employment was terminated for Cause.

No Performance Award shall become granted, earned or vested following the Executive’s termination for Cause.

Following the Effective Date, neither the Performance Milestones nor the corresponding Performance Awards set forth on Schedule A may be amended, modified or eliminated in a manner adverse to the Executive without the Executive’s prior written consent.

Each Performance Milestone may be earned only once and shall be cumulative. Achievement of a subsequent Performance Milestone shall not reduce, replace or eliminate any previously earned Performance Award.

Once a Performance Award has become earned and vested pursuant to this Agreement, the Executive’s right thereto shall be absolute and irrevocable and shall not thereafter be subject to forfeiture, cancellation or reduction, except pursuant to a clawback required by applicable law.

(iv) CVR and Special Dividend Exclusion. Notwithstanding anything to the contrary in this Agreement or any equity award agreement, any shares of Common Stock or other equity securities issued to Executive pursuant to this Agreement shall not be entitled to receive or participate in any contingent value rights, special dividend, extraordinary distribution or similar transaction declared, approved or announced by the Company within six (6) months following the Effective Date.

(e) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs, policies and arrangements generally made available by the Company to its senior executive officers, including medical, dental, vision, disability, life insurance, retirement, paid time off and other fringe benefit plans, subject to the terms and conditions of such plans.

(f) Business Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred in the performance of the Executive’s duties in accordance with the Company’s expense reimbursement policies.

(g) Stockholder Approval. Notwithstanding anything to the contrary in this Section 2, except to the extent required by the applicable law, Executive shall not be entitled to any compensation, benefits, equity awards or expense reimbursement until receipt of Stockholder Approval (as defined in that certain Stock Purchase Agreement, dated as of July [●], 2026, by and between CID HoldCo, Inc., a Delaware corporation, and Alumni Capital LP, a Delaware limited partnership (the “Investor”), as may be amended or modified from time to time). The cash value of any compensation, benefits, benefits, equity awards or expense reimbursement paid or otherwise made to the Executive prior to the date of Stockholder Approval shall be reimbursed to the Company by a cash payment made by the Investor.

3. Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of three (3) years (the “Initial Term”), unless earlier terminated in accordance with Section 4 hereof.

Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party provides written notice of its intention not to renew at least ninety (90) days prior to the expiration of the then-current Term.

The expiration or non-renewal of the Term shall not affect (i) any rights or obligations that accrued prior to such expiration or non-renewal, (ii) any equity awards previously granted or earned pursuant to this Agreement or any applicable award agreement, or (iii) any provisions of this Agreement that expressly survive termination, including without limitation those relating to compensation earned but unpaid, indemnification, confidentiality, intellectual property, restrictive covenants and dispute resolution.

For the avoidance of doubt, the Executive’s employment may be terminated prior to the expiration of the Term only in accordance with the provisions of Section 4 of this Agreement.

4. Termination

(a) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause upon written notice specifying in reasonable detail the basis for such termination.

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, dishonesty or moral turpitude;

(ii) the Executive’s willful fraud, embezzlement or material misappropriation of Company assets;

(iii) the Executive’s material breach of this Agreement or any written confidentiality, proprietary information or non-disclosure agreement with the Company, which breach, if capable of cure, remains uncured for thirty (30) days following written notice thereof;

(iv) the Executive’s willful and continued failure to substantially perform the Executive’s material duties following written notice from the Board, other than as a result of illness or disability, which failure remains uncured for thirty (30) days; or

(v) the Executive’s willful misconduct that results in material harm to the Company.

No act or omission shall constitute Cause unless made in bad faith or without a reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

(b) Termination Without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive.

(c) Resignation by the Executive. The Executive may resign at any time upon thirty (30) days’ prior written notice to the Company. The Company may elect to waive all or any portion of such notice period without affecting the characterization of such resignation.

(d) Resignation for Good Reason. The Executive may terminate the Executive’s employment for Good Reason by providing written notice to the Company within ninety (90) days following the occurrence of the event giving rise to Good Reason. The Company shall have thirty (30) days following receipt of such notice to cure the applicable condition. If the Company fails to cure such condition within such period, the Executive may terminate employment for Good Reason within thirty (30) days thereafter.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity;

(ii) a material diminution in the Executive’s duties, authority or responsibilities;

(iii) the removal of the Executive from the Executive Position;

(iv) the Company’s material breach of this Agreement;

(v) the failure of the Company to timely pay any compensation or benefits due under this Agreement;

(vi) the failure of the Company to grant, issue or honor any equity award required under this Agreement;

(vii) the Company’s failure to maintain directors’ and officers’ liability insurance covering the Executive on terms substantially comparable to those maintained for other senior executive officers; or

(viii) a material relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(ix) failure of the successor to assume this Agreement.

(e) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment upon the Executive’s Disability if the Executive is unable to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days or an aggregate of two hundred ten (210) days during any twelve (12) month period.

5. Payments Upon Termination.

(a) Termination for Cause or Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled only to:

(i) any accrued but unpaid Base Salary through the date of termination;

(ii) reimbursement of all unreimbursed business expenses properly incurred prior to the date of termination;

(iii) any earned but unpaid Annual Bonus for any completed fiscal year;

(iv) any vested equity awards in accordance with the applicable award agreements; and

(v) any accrued benefits payable under the terms of the Company’s employee benefit plans (collectively, the “Accrued Obligations”).

(b) Termination Without Cause or for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive:

(i) the Accrued Obligations;

(ii) continued payment of the Executive’s Base Salary for eighteen (18) months following the date of termination, payable in accordance with the Company’s normal payroll practices;

(iii) an amount equal to the greater of (A) the Target Bonus or (B) the Annual Bonus earned for the fiscal year in which the termination occurs, prorated through the date of termination;

(iv) continued participation in the Company’s health and welfare benefit plans, or reimbursement for substantially comparable coverage, for eighteen (18) months following termination, to the extent permitted by applicable law;

(v) immediate vesting of the Initial Restricted Stock Award to the extent not previously vested; and

(vi) treatment of all Performance Awards in accordance with Section 2(d)(iii).

Payment of the foregoing amounts shall be conditioned upon the Executive’s execution and non-revocation of a customary general release of claims in favor of the Company.

(c) Death or Disability. Upon the Executive’s death or termination due to Disability, the Executive (or the Executive’s estate, as applicable) shall receive:

(i) the Accrued Obligations;

(ii) any earned but unpaid Annual Bonus for any completed fiscal year;

(iii) a prorated Target Bonus for the fiscal year in which the termination occurs;

(iv) immediate vesting of the Initial Restricted Stock Award; and

(v) treatment of all Performance Awards in accordance with Section 2(d)(iii).

(d) Change of Control. In the event of a Change of Control, all vested equity awards shall remain outstanding in accordance with their terms unless otherwise provided in the applicable award agreement.

If, within twelve (12) months following a Change of Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then, in addition to the Accrued Obligations, the Executive shall be entitled to:

(i) continued payment of Base Salary for twenty-four (24) months;

(ii) a lump-sum cash payment equal to the greater of (A) two (2) times the Target Bonus or (B) two (2) times the Annual Bonus determined based on the Company’s actual Adjusted EBITDA for the fiscal year in which the Change of Control occurs, calculated in accordance with Section 2(b) as though the Executive had remained continuously employed through the applicable bonus payment date;

(iii) payment of any Annual Bonus earned for any completed fiscal year that has not yet been paid;

(iv) immediate vesting of the Initial Restricted Stock Award;

(v) immediate vesting of all earned Performance Awards and all Performance Awards that become earned pursuant to this Agreement as a result of the Change of Control; and

(vi) continued participation in the Company’s health and welfare benefit plans, or reimbursement for substantially comparable coverage, for twenty-four (24) months, to the extent permitted by applicable law.

For the avoidance of doubt, no Performance Award shall vest solely as a result of a Change of Control unless the applicable Performance Milestone has been achieved or is deemed achieved pursuant to the terms of this Agreement. Notwithstanding anything contained herein to the contrary, upon the consummation of a Change of Control, all Performance Awards corresponding to Enterprise Value milestones at or below the equity value or Enterprise Value implied by such Change of Control shall automatically be deemed earned and vested immediately prior to the closing of such Change of Control.

6. Confidentiality, Proprietary Information and Other Business Activities.

(a) Confidential Information. The Executive acknowledges that, during the course of employment, the Executive will receive or have access to confidential, proprietary and trade secret information relating to the Company and its subsidiaries (collectively, “Confidential Information”). Except in the performance of the Executive’s duties, with the prior written consent of the Company, or as otherwise required by applicable law, the Executive shall not knowingly disclose or use Confidential Information for any purpose other than the benefit of the Company.

Confidential Information shall not include information that (i) becomes publicly available through no fault of the Executive, (ii) was lawfully known to the Executive prior to disclosure by the Company, (iii) is independently developed by the Executive without use of the Company’s Confidential Information, or (iv) is lawfully obtained from a third party not under an obligation of confidentiality.

(b) Company Property. Upon termination of the Executive’s employment, or earlier upon the Company’s reasonable request, the Executive shall promptly return all Company property, records, documents and electronic materials containing Confidential Information; provided, however, that the Executive may retain copies of materials reasonably necessary to enforce the Executive’s rights under this Agreement or as otherwise required by law.

(c) Intellectual Property. The Executive hereby assigns to the Company all right, title and interest in any inventions, discoveries, developments, improvements, works of authorship or other intellectual property conceived, created or developed by the Executive during the Term within the scope of the Executive’s employment or through the use of the Company’s Confidential Information or resources.

Notwithstanding the foregoing, the Company shall have no ownership interest in any intellectual property, investment strategy, investment vehicle, software, database, methodology, process or other work product developed by the Executive outside the scope of the Executive’s employment and without the use of the Company’s Confidential Information, including any work relating to the Executive’s Permitted Activities.

(d) Non-Solicitation. During the Executive’s employment and for a period of twelve (12) months following termination of employment, the Executive shall not knowingly solicit for employment any employee of the Company with whom the Executive had material business contact during the twelve (12) months immediately preceding termination; provided that general solicitations not specifically directed toward such employees shall not constitute a violation of this Section.

The Executive further agrees that, during such twelve (12) month period, the Executive shall not knowingly solicit any customer, client or business relationship of the Company with whom the Executive had material business contact during the twelve (12) months preceding termination for the purpose of providing products or services that directly compete with the principal business of the Company.

(e) Other Business Activities. The Company acknowledges that the Executive currently owns, manages and participates in investment funds, investment partnerships, family offices, special purpose vehicles, advisory businesses, consulting activities, private investments, board service and other business ventures (collectively, the “Permitted Activities”).

The Executive may continue to engage in the Permitted Activities during the Term, and such activities shall not constitute a breach of this Agreement, a conflict of interest or grounds for termination for Cause, provided that the Executive continues to substantially perform the Executive’s duties hereunder and does not knowingly use the Company’s Confidential Information for the benefit of any third party.

(f) Protected Rights. Nothing contained in this Agreement shall prohibit or restrict the Executive from reporting possible violations of law, participating in any governmental investigation or proceeding, making disclosures protected by applicable whistleblower laws, or otherwise exercising any rights that cannot lawfully be waived.

7. Indemnification.

The Company shall maintain directors’ and officers’ liability insurance covering the Executive on terms at least as favorable as those maintained for any other officer or director of the Company.

The Company shall defend, indemnify and hold harmless the Executive, in the Executive’s capacity as an officer, director, employee or agent of the Company or any of its subsidiaries, to the fullest extent permitted by the Nevada Revised Statutes, as amended, and the Company’s Articles of Incorporation and Bylaws.

The Company shall advance the Executive’s reasonable legal fees and expenses incurred in connection with any claim, investigation, action or proceeding arising out of the Executive’s service to the Company, to the fullest extent permitted by applicable law.

The rights provided under this Section shall survive the termination of this Agreement and the Executive’s employment for so long as the Executive may be subject to any actual or potential liability arising from the Executive’s service to the Company.

8. General Provisions.

(a) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, transmitted by electronic mail (with confirmation of transmission), sent by nationally recognized overnight courier or mailed by certified or registered United States mail, postage prepaid, to the addresses maintained by the Company for the Executive or to such other address as either Party may designate by written notice.

(b) Entire Agreement. This Agreement, together with any equity award agreements entered into pursuant hereto, constitutes the entire agreement between the Parties with respect to the Executive’s employment and supersedes all prior negotiations, discussions, understandings and agreements, whether oral or written, relating to the subject matter hereof.

In the event of any conflict between this Agreement and any equity award agreement, the provision affording the Executive the greater economic benefit shall control unless such equity award agreement expressly states that it is intended to supersede this Agreement with respect to the applicable award.

(c) Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be effective unless set forth in a written instrument executed by both Parties. No waiver of any breach shall constitute a waiver of any subsequent breach or default.

(d) Assignment; Successors. This Agreement is personal to the Executive and may not be assigned or delegated by the Executive.

The Company may assign this Agreement without the Executive’s consent only to a successor that acquires all or substantially all of the Company’s business or assets by merger, consolidation, sale of assets or other Change of Control transaction, provided that such successor expressly assumes all of the Company’s obligations under this Agreement.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Nevada for the resolution of any dispute arising out of or relating to this Agreement and irrevocably waives any objection based upon venue or forum non conveniens.

EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect. To the extent permitted by law, any invalid or unenforceable provision shall be interpreted and enforced so as to most closely reflect the original intent of the Parties.

(g) Counterparts. This Agreement may be executed in one or more counterparts, including by electronic signature or PDF, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(h) Construction. The Parties acknowledge that each has participated in the negotiation and preparation of this Agreement and has had the opportunity to consult with independent legal counsel. Accordingly, no rule of construction requiring ambiguities to be construed against the drafting party shall apply. Headings are included solely for convenience and shall not affect the interpretation of this Agreement.

(i) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Executive is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 8, would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

(j) Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 6 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Executive) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 2(c) or Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require to make a determination under this Section 8, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 8.

(k) No Mitigation; No Offset. The Executive shall have no duty to mitigate damages or seek alternative employment following termination of employment, and any compensation earned from subsequent employment shall not reduce the Company’s obligations under this Agreement.

The Company shall not offset or withhold any amounts payable under this Agreement by reason of any claim it may have against the Executive unless such claim has been finally determined by a court of competent jurisdiction or expressly agreed to in writing by the Executive.

(l) Clawback. Notwithstanding anything herein to the contrary, all incentive compensation and equity awards granted pursuant to this Agreement shall remain subject to any clawback policy adopted by the Company to comply with applicable law or the listing standards of the national securities exchange on which the Company’s securities are listed.

(m) Survival. The provisions of this Agreement that by their nature are intended to survive termination, including without limitation those relating to accrued compensation, equity awards, indemnification, restrictive covenants, governing law, Section 409A, Section 280G and this Section 8, shall survive the termination of the Executive’s employment in accordance with their respective terms.

9. Definitions.

“Adjusted EBITDA” means, for any applicable fiscal period, the Company’s consolidated earnings before interest expense, income taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and adjusted to exclude non-cash charges and extraordinary, unusual or non-recurring items, including, without limitation, stock-based compensation expense, impairment charges, restructuring costs, transaction-related expenses, acquisition and integration costs, litigation settlements and expenses, financing-related costs, gains or losses on the sale of assets, changes in the fair value of financial instruments and other adjustments approved by the Company’s independent registered public accounting firm.

For purposes of determining the Executive’s Annual Bonus, Adjusted EBITDA shall:

(i) be calculated before giving effect to any Annual Bonus, equity compensation expense, severance, change of control payments or other compensation payable pursuant to this Agreement;

(ii) include all EBITDA generated by any acquisition, merger, business combination, asset acquisition, exclusive license transaction or other strategic transaction consummated during the applicable fiscal period, regardless of whether such EBITDA is derived from legacy operations or acquired businesses;

(iii) exclude all non-recurring transaction, financing, integration, restructuring and acquisition-related costs incurred in connection with any such strategic transaction;

(iv) be determined without giving effect to purchase accounting adjustments, including amortization of acquired intangible assets, inventory step-ups, fair value adjustments, contingent consideration remeasurements and similar acquisition accounting entries;

(v) include the operating results of all subsidiaries, divisions, businesses, assets and operations acquired, merged with, licensed or otherwise obtained by the Company from and after the closing of the applicable transaction;

(vi) be calculated in a manner consistent with the Company’s audited financial statements and prior fiscal periods and shall not be modified in a manner that disproportionately reduces the Executive’s Annual Bonus.

“Baseline EBITDA” means the Company’s Adjusted EBITDA for the fiscal year ended December 31, 2025, as reflected in the Company’s audited financial statements; provided, however, that if such Adjusted EBITDA is less than zero, Baseline EBITDA shall be deemed to be zero.

“Change of Control” means the occurrence of any one or more of the following events:

(i) the consummation of any merger, consolidation, business combination or similar transaction following which the stockholders of the Company immediately prior to such transaction cease to own, directly or indirectly, more than fifty percent (50%) of the voting power of the surviving or acquiring entity;

(ii) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company;

(iii) any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of more than fifty percent (50%) of the Company’s outstanding voting securities;

(iv) the consummation of a plan of complete liquidation or dissolution of the Company; or

(v) any series of related transactions that has substantially the same effect as any of the foregoing.

“Enterprise Value” means the Company’s Market Capitalization, plus consolidated indebtedness including any debt or preferred equity having debt-like characteristics, less unrestricted cash and cash equivalents, determined using the Company’s most recently publicly filed financial statements immediately preceding the applicable determination date.

“Issued and Outstanding” means, as of any date of determination, all shares of Common Stock issued and outstanding, excluding treasury shares and excluding any shares issuable upon the exercise, conversion or exchange of any options, warrants or other convertible securities.

“Market Capitalization” means the product of (i) the Company’s thirty (30) consecutive trading day VWAP and (ii) the Company’s Issued and Outstanding as of the last trading day of such measurement period.

“Performance Award” means an equity award earned by the Executive pursuant to the Executive Performance Equity Program upon achievement of an applicable Performance Milestone set forth on Schedule A.

“Performance Milestone” means each objective performance criterion set forth on Schedule A, the achievement of which entitles the Executive to earn the corresponding Performance Award.

“Qualifying Fundamental Transaction” means the consummation of a merger, consolidation, reverse merger, acquisition of a business or assets, acquisition of substantially all of the equity interests of another entity, exclusive license transaction, or other strategic transaction that results in Enterprise Value of at least $10,000,000 immediately following closing or otherwise materially transforms the Company’s business.

“Target Bonus” means the target annual performance bonus described in Section 2(b)(i)

[Signature Pages Follow]

IN WITNESS WHEREOF, the Executive and the Company have each caused this Employment Agreement to be duly executed as of the date first written above.

EXECUTIVE:

By:
Name:	Ryan Diass

COMPANY:

CID HOLDCO, INC.

By:
Name:
Title:

[Signature Page to Employment Agreement]

Schedule A

Executive Performance Equity Program

[* * *]

[* * *] Indicates material that has been redacted from this Exhibit G to Exhibit 10.1 because it is confidential and not material.